Exhibit 10.1

EXECUTION VERSION

IRON MOUNTAIN INCORPORATED

BRIDGE CREDIT AGREEMENT

Dated as of April 29, 2016,

$850,000,000

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

GOLDMAN SACHS BANK USA,
as Co-Syndication Agents,

BARCLAYS BANK PLC, CITIZENS BANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC SECURITIES (USA) INC., MORGAN STANLEY SENIOR FUNDING, INC. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

PNC CAPITAL MARKETS LLC, SUNTRUST ROBINSON HUMPHREY, INC. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Co-Managers

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and GOLDMAN SACHS BANK USA
as Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, GOLDMAN SACHS BANK USA, BARCLAYS BANK PLC, CITIZENS BANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC SECURITIES (USA) INC., MORGAN STANLEY SENIOR FUNDING, INC.

and WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners

Schedules

SCHEDULE I	–	Bridge Commitments
SCHEDULE II	–	Subsidiaries; Investments in Joint Ventures and Other Persons
SCHEDULE III	–	Credit Agreements, Indentures, Leases

Exhibits

EXHIBIT A	–	Form of Note
EXHIBIT B	–	Company Guaranty
EXHIBIT C	–	Subsidiary Guaranty
EXHIBIT D	–	Form of Assignment and Assumption
EXHIBIT E	–	Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT dated as of April 29, 2016, among: IRON MOUNTAIN INCORPORATED, a corporation duly organized and validly existing under the laws of the State of Delaware (together with its successors, the “Parent”); IRON MOUNTAIN INFORMATION MANAGEMENT, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (together with its successors, the “Company”); each of the lenders that is listed under the caption “LENDERS” on the signature pages hereto and each lender or financial institution that becomes a “Lender” after the date hereof pursuant to Section 12.06 hereof (individually, together with its successors, a “Lender” and, collectively, together with their respective successors, the “Lenders”); MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AND GOLDMAN SACHS BANK USA, as Co-Syndication Agents, BARCLAYS BANK PLC, CITIZENS BANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC SECURITIES (USA) INC., MORGAN STANLEY SENIOR FUNDING, INC. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents, PNC CAPITAL MARKETS, LLC, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and SUNTRUST ROBINSON HUMPHREY, INC., as Co-Managers, and JPMORGAN CHASE BANK, N.A. as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Parent intends to acquire, directly or indirectly through one or more of its subsidiaries (the “Recall Acquisition”), all of the equity interests of Recall Holdings Limited, an Australian public company (the “Target”), pursuant to a Scheme Implementation Deed, dated as of June 8, 2015 (the “Acquisition Agreement”) entered into by and among Target and the Parent, and to consummate the transactions described therein.

WHEREAS, the Parent intends to (i) finance a portion of the cost of the Recall Acquisition, (ii) refinance certain existing indebtedness of the Target and (iii) pay all or a portion of the fees and expenses incurred by the Parent or its subsidiaries in connection with the foregoing with the proceeds of up to $850,000,000 in borrowings under the Bridge Commitments (as defined below) (the transactions set forth in this paragraph and the immediately preceding paragraph the “Transactions”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Section 1  Definitions and Accounting Matters.

1.01.       Certain Defined Terms.  As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“ABR Loans” shall mean Loans which bear interest at a rate based upon the Alternate Base Rate.

“Accounts Receivable Financing” shall mean any accounts receivable sale arrangement, credit facility or conditional purchase contract or similar arrangement providing financing secured directly or indirectly by the accounts receivable and related records, collateral, collections and rights of the Parent or its Subsidiaries; provided that any such transaction shall be consummated pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (including a customary “no petition” agreement from the Administrative Agent on behalf of the Lenders if approved by the Administrative Agent), as evidenced by its written approval thereof (such approval not to be unreasonably withheld).

“Acquired Debt” shall mean, with respect to the Parent or any Subsidiary, Indebtedness of any other Person, existing at the time such other Person merged with or into or became a Subsidiary of the Parent or any Subsidiary thereof in connection with a Permitted Acquisition occurring after the Effective Date, provided that (i) such Indebtedness was not created by such other Person in contemplation of such acquisition and (ii) the aggregate outstanding principal amount of such Indebtedness shall not at any time exceed $200,000,000.

“Acquisition” shall mean an acquisition of assets of, or all or substantially all of the Capital Stock of, another business by the Parent and/or one or more of its Subsidiaries.

“Acquisition Agreement” shall have the meaning assigned to such term in the Recitals hereto; provided that, to the extent that any amendment, modification or waiver of any condition to the Parent’s obligation to consummate the Recall Acquisition, or consent granted thereunder by the Parent is materially adverse to any interest of the Arrangers or the Lenders, the Arrangers shall have consented in writing to such amendment, modification or waiver or consent (such consent not to be unreasonably withheld or delayed).

“Acquisition Agreement Representations” shall mean the representations made by Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to the Parent’s obligations to close under the Acquisition Agreement or that the Parent has a right to terminate its obligations under the Acquisition Agreement (or decline to consummate the  Recall Acquisition) as a result of a breach of such representations in the Acquisition Agreement.

“Acquisition Consideration” shall mean, with respect to any Acquisition, the aggregate amount of consideration paid by the Parent and its Subsidiaries in connection therewith, including, without limitation, (a) Stock Consideration and (b) other consideration on account of (i) any expenses incurred in connection with such Acquisition, (ii) liabilities under agreements not to compete incurred in connection with such Acquisition, (iii) the principal amount of Indebtedness assumed in connection with such Acquisition and (iv) Additional Expenditures related to such Acquisition.

“Act” shall have meaning assigned to such term in Section 12.15 hereof.

“Additional Costs” shall have the meaning assigned to such term in Section 6.01 hereof.

“Additional Expenditures” shall mean, with respect to any Acquisition, amounts expended or to be expended by the Parent and its Subsidiaries within twelve months after the date of such Acquisition to acquire or construct facilities and equipment that are not part of the assets acquired pursuant to such Acquisition but which are deemed by the Parent to be essential for the integration or restructuring of the assets so acquired.

“Adjusted Financial Covenant Period” shall have the meaning assigned to such term in Section 9.09 hereof.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the one-month Eurocurrency Rate plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Corruption Laws” shall mean, with respect to any Person, all laws, rules and regulations of any jurisdiction applicable to such Person or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” for each Lender and for each Type of Loan, the lending office of such Lender (or of an affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire of such Lender or such other lending office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Parent as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean (a) in the case of ABR Loans, 2.25% and (b) in the case of Eurocurrency Loans, 3.25%; provided that the Applicable Margin shall increase by (i) 0.50% on the date that is 90 days after the Funding Date and (ii) an additional 0.50% at the end of each 90 day period thereafter, in each case, to the extent that any Loans remain outstanding as of such date; provided, further that during an Adjusted Financial Covenant Period, the Applicable Margin (for the avoidance of doubt, after giving effect to (and in addition to) any increases described in the foregoing clauses (i) and (ii)) shall be increased by an additional 0.50%.

“Arrangers” shall mean the Joint Lead Arrangers, the Joint Bookrunners, the Co-Syndication Agents, the Co-Documentation Agents and the Co-Managers.

“Australian Trust Account” shall have the meaning assigned to such term in Section 2.07 hereof.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now or hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Basic Documents” shall mean this Agreement and each amendment hereto, the Notes, the Company Guaranty and the Subsidiary Guaranty.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bridge Commitments” shall mean, as to each Lender, the obligation of such Lender to make Loans on the Funding Date, in an aggregate principal amount up to but not exceeding the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Bridge Commitment”, as such Bridge Commitment may be reduced from time to time pursuant to the terms hereof.  The original aggregate amount of the Bridge Commitments is $850,000,000.

“Bridge Commitment Date” shall mean April 19, 2016.

“Business Day” shall mean any day other than a day on which commercial banks are authorized or required to close in New York City; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the interbank eurocurrency market.

“Canadian Notes” shall mean debt securities issued by the Parent in Canadian dollars after the Effective Date.

“Canadian Subsidiary” shall mean a Subsidiary of the Parent incorporated under the laws of Canada or any province or territory thereof.

“Capital Expenditures” shall mean capital expenditures by the Parent or any of its Subsidiaries during the relevant period determined in accordance with GAAP.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof at such time, determined in accordance with GAAP (including such Statement No. 13).

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital stock or other ownership interests, including, without limitation, all common stock, all preferred stock, all partnership interests and all limited liability company interests.

“Cash Elections” shall have the meaning assigned to such term in the Acquisition Agreement.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit procurement card, electronic funds transfer and other cash management arrangements.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change of Control” shall mean that:

1)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of all classes of Voting Stock of the Parent,

2)            in any consecutive 25-month period, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Parent was approved by a vote of at least 66-2/3% of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

3)            the Parent shall be required pursuant to the provisions of the Senior Subordinated Debt Documents (or any other agreement or instrument relating to or providing for any other Subordinated Indebtedness) to redeem or repurchase, or make an offer to redeem or repurchase, all or any portion of the Senior Subordinated Debt (or such Subordinated Indebtedness, as the case may be) as a result of a change of control (however defined); or

4)            the Company shall cease to be wholly-owned by the Parent.

“Closing Date” shall have the meaning assigned to such term in Section 7.03 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” shall mean the financial institutions listed as such on the cover to this Agreement.

“Co-Managers” shall mean the financial institutions listed as such on the cover to this Agreement.

“Co-Syndication Agents” shall mean the financial institutions listed as such on the cover to this Agreement.

“Company” shall mean Iron Mountain Information Management, LLC, a Delaware limited liability company.

“Company Guaranty” shall mean the guaranty, dated as of the Effective Date, as said agreement shall be modified and supplemented and in effect from time to time, pursuant to which the Company guarantees the obligations of the Parent in substantially the form of Exhibit B hereto.

“Consolidated Leverage Ratio” shall mean the ratio, calculated as at the end of each fiscal quarter of the Parent for the period of four fiscal quarters then ended, of (a) the excess of (i) the aggregate outstanding principal amount of Funded Indebtedness (on a consolidated basis) of the Parent and its Subsidiaries at such date over (ii) the aggregate amount of cash and Liquid Investments of the Parent and Subsidiaries at such date to (b) EBITDA for such period.

“Consolidated Net Tangible Assets” shall mean at any date the assets of the Parent and its Subsidiaries determined on such date on a consolidated basis, less goodwill and other intangible assets.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent, are treated as a single employer under Section 414 of the Code.

“Credit Party” means the Administrative Agent and any Lender.

“Default” shall mean an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Parent or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Parent’s or such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Dividend Payments” shall have the meaning assigned to such term in Section 9.15 hereof.

“Dollars”, “US$” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of the Parent organized in the United States of America.

“EBITDA” shall mean, for any period, the sum (without duplication), determined on a consolidated basis for the Parent and its Subsidiaries, of (a) net income for such period plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation and amortization (including deferred financing costs, organization costs, goodwill and non-compete amortization) for such period, (ii) other non-cash expenses for such period (including minority interest expense), (iii) Interest Expense for such period, (iv) provision for income taxes for such period, (v) extraordinary, unusual or non-recurring charges or other items (including without limitation losses arising from any natural disasters, debt extinguishment expenses, foreign currency transaction losses and losses on investments) for such period determined in accordance with GAAP after giving effect to any related charges for, reductions of or provisions for taxes thereon, (vi) non-compete expenses for such period to the extent not capitalized in accordance with GAAP, (vii) losses on sales of fixed assets not in the ordinary course of business for such period after giving effect to any related charges for, reductions of or provisions for taxes thereon, (viii) costs and expenses in fiscal year 2014 of the Parent associated with the REIT Conversion, including, without limitation, planning and advisory costs related to the foregoing (provided that the aggregate amount of costs and expenses in connection with the REIT Conversion that may be added back pursuant to this clause (viii) shall not exceed $25,000,000 in the aggregate; and (ix) Recall Transaction Costs; provided, that the aggregate amount of Recall Transaction Costs that may be added back in the calculation of EBITDA pursuant to this clause (ix) shall not exceed $225,000,000 in the aggregate over the term of this Agreement; minus (c) to the extent included in the calculation of net income for such period, the sum of (i) other income (including interest income) for such period (including gains attributable to minority interest in its Subsidiaries), (ii) extraordinary, unusual or non-recurring gains or other items (including without limitation gains resulting from debt extinguishment, foreign currency transaction gains and gains on investments) for such period determined in accordance with GAAP after giving effect to any related charges for, reductions of or provisions for taxes thereon and (iii) gains on sales of fixed assets not in the ordinary course of business for such period after giving effect to any related charges for, reductions of or provisions for taxes thereon.

For the purposes of calculating the Consolidated Leverage Ratio and the ratios set forth in Sections 9.09, 9.10 and 9.11 there may, at the Parent’s option (such option to be consistently applied with respect to each transaction), be included in EBITDA for any relevant period, on a pro forma basis (adjusted to give effect to expenses that will not be ongoing), the net income (and the additions and subtractions thereto referred to above) for such period of any Person (or assets) acquired after the commencement of such period in connection with any Permitted Acquisition having Acquisition Consideration of more than $1,000,000.  The net income (and the related additions and subtractions) of the Person or assets acquired pursuant to such acquisition for such period shall be calculated by reference to the most recent available quarterly financial statements of the acquired business, annualized.  For the avoidance of doubt, if the Parent has elected to adjust EBITDA for any transaction in accordance with this paragraph, it shall also elect to adjust Rent Expense for such transaction in accordance with the last paragraph of the definition of the term “Rent Expense”.

“EBITDAR” shall mean, for any period, the sum (without duplication), determined on a consolidated basis for the Parent and its Subsidiaries, of (a) EBITDA for such period plus (b) Rent Expense for such period.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall have the meaning assigned to such term in Section 7.01 hereof.

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses or other governmental restrictions, contracts, indemnities, assumptions of liability or agreements relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” shall mean all liabilities of the Parent and each Subsidiary, whether vested or unvested, contingent or fixed, actual or potential which arise under or relate to Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041 of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Parent or any ERISA Affiliate of any liability with respect to a withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or a complete withdrawal or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; or (g) the receipt by the Parent or any ERISA Affiliate of any notice from any Multiemployer Plan concerning the imposition of Withdrawal Liability on the Parent or any ERISA Affiliate or a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA).

“Escrow Account” shall have the meaning assigned to such term in Section 2.07(b) hereof.

“Escrow Agreement” shall mean the Escrow Agreement, dated as of April 29, 2016, among the Parent, JPMorgan Chase Bank, as escrow agent, and the Administrative Agent.

“Escrow Loans” shall have the meaning assigned to such term in Section 2.07(b) hereof.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Base Rate” shall mean, with respect to any Eurocurrency Loans, for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate for Dollars (or, in the event such rate does not appear on either of such Reuters pages or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided, that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurocurrency Base Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement); provided, further, that all of the foregoing shall be subject to Section 6.02(a) hereof.

“Eurocurrency Loans” shall mean Loans the interest on which is determined on the basis of rates referred to in the definition of “Eurocurrency Base Rate” in this Section 1.01.

“Eurocurrency Rate” shall mean, for any Eurocurrency Loans, a rate per annum equal to (i) the Eurocurrency Base Rate for such Loans for the Interest Period for such Loans divided by (ii) 1 minus the Reserve Requirement for such Loans.

“Events of Default” shall have the meaning assigned to such term in Section 10.01 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Subsidiary” shall mean any Foreign Subsidiary of the Parent.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Parent hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes), and branch profits or similar taxes imposed on it, in each case by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located; (b) any Other Connection Taxes; (c) in the case of a Lender (other than an assignee pursuant to a request by the Parent under Section 6.07 hereof), any United States withholding tax (including withholding taxes imposed under FATCA), that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office) (other than as a result of a Regulatory Change), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Parent with respect to such withholding tax pursuant to Section 5.08(a)hereof; and (d) taxes attributable to a recipient’s failure or inability to comply with Section 5.08(f) hereof.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of June 27, 2011, as amended and restated as of July 2, 2015, among the Parent, the Company, the Administrative Agent and certain other agents and parties party thereto (as in effect on the Effective Date).

“Existing Target Credit Facility” shall have the meaning assigned to such term in Section 3.02(b)(iii) hereof.

“Existing Physical Facility” shall mean any Physical Facility owned by the Parent or any of its Subsidiaries on the Original Effective Date.

“Expiration Date” shall mean the earliest of (a) the closing of the Recall Acquisition prior to the Funding Date, (b) July 30, 2016 and (c) the termination of the Acquisition Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fixed Charges” shall mean for any period the sum of (i) Scheduled Amortization for such period plus (ii) Interest Expense for such period plus (iii) all dividend payments (other than redemptions) on any series of preferred stock during such period plus (iv) the aggregate amount of Rent Expense for such period.

“Foreign Lender” shall mean any Lender to the Parent that is organized under the laws of a jurisdiction other than that in which the Parent is resident for any tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean a Subsidiary organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

“Foreign Subsidiary Holdco” shall mean any Subsidiary formed under the laws of the United States of America, any State thereof or the District of Columbia, substantially all of whose assets consist of equity interests of controlled foreign corporations within the meaning of section 957 of the Code.

“Funded Indebtedness” shall mean, without duplication, (a) Indebtedness that matures or otherwise becomes due more than one year after the incurrence thereof or is extendible, renewable or refundable, at the option of the obligor, to a date more than one year after the incurrence thereof (including the current portion thereof) and (b) Indebtedness outstanding hereunder.

“Funding Date” shall have the meaning assigned to such term in Section 7.02 hereof.

“Funds From Operations” shall mean with respect to any fiscal period, an amount equal to the net income (or deficit) of the Parent and its Subsidiaries for that period computed on a consolidated basis in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures; provided, that Funds From Operations shall exclude one-time or non-recurring charges and impairment charges, charges from the early extinguishment of indebtedness and other non-cash charges. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect Funds From Operations on the same basis.  To the extent not inconsistent with the foregoing, Funds From Operations shall be reported in accordance with the NAREIT Policy Bulletin dated April 5, 2002, as amended, restated, supplemented or otherwise modified from time to time.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America consistently applied.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, other than agreements to purchase goods at an arm’s length price in the ordinary course of business) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” shall mean any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, including any substance regulated under Environmental Laws.

“Hedging Agreement” shall mean any Interest Rate Agreement or Currency Exchange Agreement between the Parent or any Subsidiary and any financial institution.

“IM Brazil” shall mean Iron Mountain do Brasil Ltda., a Brazilian company, and each of its Subsidiaries.

“IME” shall mean Iron Mountain Europe PLC, a company organized and existing under the laws of England and Wales.

“IM UK” shall mean Iron Mountain (UK) Limited, a company organized and existing under the laws of England and Wales.

“Indebtedness” shall mean, as to any Person (determined without duplication):

(i)            indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services (including amounts payable under agreements not to compete and other similar arrangements), other than accounts payable (other than for borrowed money) incurred in the ordinary course of business and accrued expenses incurred in the ordinary course of business;

(ii)           obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(iii)          Capital Lease Obligations and Synthetic Lease Obligations of such Person;

(iv)          obligations of such Person to redeem or otherwise retire shares of Capital Stock of such Person;

(v)           for purposes of Section 10.01(2) hereof only, indebtedness of such Person under any Hedging Agreement and any Cash Management Agreement;

(vi)          indebtedness of others of the type described in clauses (i) through (v) above secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person;

(vii)         indebtedness of others of the type described in clauses (i) through (v) above Guaranteed by such Person; and

(viii)        Accounts Receivable Financings and Permitted Mortgage Financings of such Person.

Notwithstanding anything to the contrary contained in clause (i) of the preceding sentence, indebtedness of any Person in respect of amounts payable under an agreement not to compete shall be the amount carried on the balance sheet of such Person in respect of such agreement in accordance with GAAP.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Parent under any Basic Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Lenders” shall mean the Lenders listed on Schedule I hereto as of the Effective Date.

“Initial Maturity Date” shall have the meaning assigned to such term in the definition of “Maturity Date”.

“Interest Expense” shall mean, for any period, the sum (determined without duplication) of the aggregate amount of interest accruing during such period on Indebtedness of the Parent and its Subsidiaries (on a consolidated basis), including the interest portion of rental or similar payments under Capital Lease Obligations and Synthetic Leases and any capitalized interest, and excluding amortization of debt discount and expense, interest paid in kind and any swap “breakage” or similar costs.

“Interest Period” shall mean, with respect to any Eurocurrency Loans, the period commencing on the date such Loans are made or converted from ABR Loans or the last day of the next preceding Interest Period with respect to such Loans and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Parent may select as provided in Section 5.05 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing:

(i)            if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date;

(ii)           each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and

(iii)          notwithstanding clause (i) above, no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurocurrency Loan would otherwise be a shorter period, such Loans shall not be available hereunder for such period.

“Interest Rate Agreement” shall mean an interest rate swap agreement, interest rate cap agreement or similar arrangement between the Parent or any Subsidiary and any financial institution.

“Interpolated Rate” shall mean, at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investments” shall have the meaning assigned to such term in Section 9.14 hereof.

“Joint Lead Arrangers” shall mean JPMorgan Chase Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA.

“JPMorgan Chase Bank” shall mean JPMorgan Chase Bank, N.A. and its successors.

“Lenders” shall have the meaning assigned to such term in the Preamble hereto.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement,

the Parent and each of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquid Investments” shall mean:

(i)            deposits maturing within 90 days of the acquisition thereof denominated in freely exchangeable currencies and issued by (X) a Lender or (Y) a bank or trust company having combined capital and surplus of at least $500,000,000 and which has (or which is a Subsidiary of a bank holding company which has) publicly traded debt securities rated A or higher by Standard & Poor’s Financial Services LLC or A2 or higher by Moody’s Investors Service, Inc.;

(ii)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with (x) any Lender or (y) any bank or trust company meeting the qualifications specified in clause (i)(Y) above;

(iii)          obligations issued or guaranteed by the United States of America, with maturities not more than one year after the date of issue;

(iv)          commercial paper with maturities of not more than 90 days and a published rating of not less than A-2 and P-2 (or the equivalent rating); and

(v)           investments in money market funds substantially all of whose assets are comprised of securities and other obligations of the types described in clauses (i) through (iv) above.

“Loans” shall have the meaning assigned to such term in Section 2.01(a) hereof.

“Majority Lenders” shall mean (a) prior to the Funding Date, Lenders having more than 50% of the aggregate Bridge Commitments and (b) after the Funding Date, Lenders having more than 50% of the aggregate unpaid principal amount of the Loans.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole, (b) the validity or enforceability of any of the Basic Documents, (c) the rights and remedies of the Lenders and the Administrative Agent under any of the Basic Documents or the Senior Subordinated Debt Documents or (d) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Maturity Date” shall mean the earlier of (a) the date that is 364 days after the Funding Date (the “Initial Maturity Date”) or, the first anniversary of the Initial Maturity Date if extended pursuant to Section 2.01(b) hereof, and (b) if the Closing Date has not occurred prior to such date, July 30, 2016.

“Merging Subsidiary” shall have the meaning assigned to such term in Section 9.04 hereof.

“Multiemployer Plan” shall mean at any time an employee pension benefit plan within the meaning of Section 4001 (a)(3) of ERISA to which the Parent or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes, any Person which ceased to be a member of the Controlled Group during such five year period.

“Net Cash Proceeds” shall mean, in each case as set forth in a statement in reasonable detail delivered to the Administrative Agent:

(a)           with respect to the disposition of any asset by the Parent or any of its Subsidiaries, the excess, if any, of (i) the cash received in connection with such disposition over (ii) the sum of (A) the principal amount of any Indebtedness which (except in the case of Indebtedness of any Excluded Subsidiary permitted under clause (v) of Section 9.08 hereof) is secured by such asset and which (in all cases) is required to be repaid in connection with the disposition thereof,  plus (B) the reasonable out-of-pocket expenses incurred by the Parent or such Subsidiary, as the case may be, in connection with such disposition, plus (C) provision for taxes, including income taxes, attributable to the disposition of such asset;

(b)           with respect to the issuance of any Indebtedness of the Parent or any its Subsidiaries, the gross proceeds received by the Parent or such Subsidiary from such issuance less all reasonable legal expenses, discounts and commissions and other fees and expenses incurred or to be incurred and all federal, state, local and foreign taxes assessed or to be assessed in connection therewith;

(c)           in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Parent and its Subsidiaries in respect of such Casualty Event net of (i) reasonable expenses incurred by the Parent and its Subsidiaries in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and any income and transfer taxes payable by the Parent or any of its Subsidiaries in respect of such Casualty Event; and

(d)           in the case of any issuance of Capital Stock of the Parent or any its Subsidiaries, the gross proceeds received by the Parent or such Subsidiary from such issuance less underwriting discounts and commissions and all other reasonable costs paid to non-Affiliates in connection therewith.

“Net Secured Lease Adjusted Leverage Ratio” shall have the meaning assigned to such term in Section 9.10 hereof.

“Net Total Lease Adjusted Leverage Ratio” shall have the meaning assigned to such term in Section 9.09 hereof.

“Notes” shall mean the promissory notes provided for by Section 2.06 hereof and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Obligor” shall mean, collectively, the Parent and each of the Subsidiary Guarantors.

“Original Effective Date” shall mean the “Effective Date” as defined in the Existing Credit Agreement, which date is July 2, 2015.

“Other Connection Taxes” shall mean, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Basic Document, or sold or assigned an interest in any Loan or Basic Document).

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” shall have the meaning set forth in the preamble hereto.

“Participant Register” shall have the meaning set forth in Section 12.06 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any entity succeeding to any or all of its functions.

“Permitted Acquisition” shall have the meaning set forth in Section 9.12 hereof.

“Permitted Mortgage” shall mean any mortgage subjecting property of any Subsidiary of the Parent to a Lien where (i) the Parent shall agree, for the benefit of the Administrative Agent and the Lenders, not to permit any Subsidiary owning any interest in such property to create, incur or suffer to exist any Indebtedness other than a Permitted Mortgage Financing and (ii) such mortgage (and the other documentation, if any, relating thereto) does not contain any covenants or other provisions limiting or restricting the ability of the Parent and its Subsidiaries to guarantee the obligations of the Obligors or to provide collateral to secure the obligations of the Obligors, in each case under the Basic Documents (unless such restrictions apply solely to the SPE which consummates such Permitted Mortgage Financing).

“Permitted Mortgage Financing” shall mean any financing (or series of related financings) by the Parent or any of its Subsidiaries that is secured by a mortgage on one or more Physical Facilities, provided that (a) such financings are otherwise permitted by the terms of Section 9.08 hereof and (b) in the case of each such mortgage financing by a Subsidiary of the Parent, each such mortgage created thereby is a Permitted Mortgage.

“Person” shall mean an individual, a corporation, a company, a voluntary association, a partnership, a limited liability company, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

“Physical Facility” shall mean any facility, or part of a facility (including, without limitation, related office buildings, parking lots or other related real property), now or hereafter owned by the Parent or any of its Subsidiaries, in each case including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, including leasehold improvements, all fixtures, furniture, equipment, inventory and other tangible personal property located in or used in connection with such facility and all accounts receivable and other intangible personal property (other than motor vehicles) related to the ownership, lease or operation of such facility, all whether now existing or hereafter acquired.

“Plan” shall mean an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a)

maintained by the Parent or any member of the Controlled Group for employees of the Parent or any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Parent or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Post-Default Rate” shall mean as to any Loan or other amount payable by the Parent hereunder, a rate equal to the sum of 2% plus the rate otherwise applicable thereto.  Overdue interest, fees and other amounts shall bear interest at 2% above the rate otherwise applicable to ABR Loans.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Stockholders” shall mean each of Vincent J. Ryan, Schooner Capital Corporation, C. Richard Reese, Kent P. Dauten and their respective Affiliates.

“Public-Sider” shall mean a Lender whose representatives may trade in securities of the Parent, the Company or any of their respective Subsidiaries while in possession of the financial statements provided by the Parent under the terms of this Agreement.

“Quarterly Dates” shall mean the last Business Day of each March, June, September and December.

“Quotation Day” shall mean with respect to any Eurocurrency Loan, for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“RCRA” means the Resource Conservation and Recovery Act, as amended.

“Recall Acquisition” shall have the meaning given thereto in the Recitals hereto.

“Recall Transaction Costs” means all costs and expenses associated with the acquisition (whether or not such acquisition occurs) and integration of Recall Holding Holdings Limited, including, without limitation, all moving, racking and severance costs, and all associated integrations costs (including the costs of facilities upgrades, REIT conversion and systems upgrades).

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent or any of its Subsidiaries.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Regulatory Change” shall mean, with respect to any Lender, any change on or after the Effective Date in United States federal, state or foreign laws or regulations, including as a result of (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel

Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to each of the principal agreements on capital, liquidity and leverage standards comprising the Basel III Accord (in the case of each of (x) and (y), whether or not such change was on or after the Effective Date), and including Regulation D, or the adoption or making on or after the Effective Date of any interpretations, directives or requests applying to a class of lenders including such Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reinvestment Deferred Amount” shall mean with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Parent or any of its Subsidiaries in connection therewith that are not applied to prepay Loans pursuant to Section 3.02(c) hereof.

“Reinvestment Event” shall mean any disposition of assets or Recovery Event in respect of which, so long as no Event of Default has occurred and is continuing, the Parent has determined that it (directly or indirectly through the Parent or a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of such disposition of assets or Recovery Event to acquire or construct assets useful in its business.

“Reinvestment Prepayment Amount” shall mean with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or construct assets useful in the Parent’s business.

“Reinvestment Prepayment Date” shall mean with respect to any Reinvestment Event, the earlier of (a) the date occurring 18 months after such Reinvestment Event and (b) the date on which the Company shall have determined not to, or shall have otherwise ceased to, acquire or construct assets useful in the Company’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“REIT” shall mean a real estate investment trust.

“REIT Conversion” shall mean the conversion of the predecessor of the Parent into a REIT (the Parent) as described in the predecessor’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2012 and matters related thereto.

“Release” shall have the meaning set forth in 42 U.S.C. Section 9601(22), but shall not include any “federally permitted release” as defined in 42 U.S.C. Section 9601(10). The term “Released” shall have a corresponding meaning.

“Rent Expense” shall mean the consolidated real property rent expense of the Parent and its Subsidiaries, as determined in accordance with GAAP, it being understood that (i) common area maintenance charges, any other contingent rent and any other non-rent charges (including property taxes and insurance obligations) and (ii) rent expense payable under leases that are treated as Capital Lease Obligations, shall in each case be excluded from the calculation of Rent Expense.

For the purposes of calculating the ratios set forth in Sections 9.09, 9.10 and 9.11 there may, at the Parent’s option (such option to be consistently applied with respect to each transaction), be included in Rent Expense (including for purposes of the calculation of EBITDAR in the determination of any such ratios) for any relevant period, on a pro forma basis (adjusted to give effect to expenses that will not be ongoing) Rent Expense for such period of any Person (or assets) acquired after the commencement of such period in connection with any Permitted Acquisition having Acquisition Consideration of more than $1,000,000.  The Rent Expense of the Person or assets acquired pursuant to such acquisition for such period shall be calculated by reference to the most recent available quarterly financial statements of the acquired business, annualized.   For the avoidance of doubt, if the Parent has elected to adjust Rent Expense for any transaction in accordance with this paragraph, it shall also elect to adjust EBITDA or EBITDAR, as applicable, for such transaction in accordance with the last paragraph of the definition of the term “EBITDA”.

“Reserve Requirement” shall mean, for any Eurocurrency Loans, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Eurocurrency Rate is to be determined as provided in the definition of “Eurocurrency Base Rate” in this Section 1.01 or (ii) any category of extensions of credit or other assets which include Eurocurrency Loans.

“Residual Assurances” shall mean any commitment or undertaking by the Parent or the Parent required as a condition to any financing made available by any Person to an Affiliate or Subsidiary of the Parent to finance the costs of construction or acquisition by such Affiliate or Subsidiary of records management facilities (including the acquisition of real estate for development purposes), where such facility is intended to be leased to the Parent or a Subsidiary of the Parent, which commitment or undertaking is intended to provide such Person with an additional assurance that it will receive a minimum return under such financing (and which does not constitute a Guaranty of the principal amount of such financing); provided that such commitment or undertaking shall be entered into on terms and pursuant to documentation in all respects reasonably satisfactory to the Administrative Agent.

“Restricted Payment” shall mean dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent, or any payment in respect of any option or warrant to purchase any shares of any class of Capital Stock of the Parent or the exchange or conversion of any shares of any class of Capital Stock of the Parent for or into any obligations of or shares of any other class of Capital Stock of the Parent or any other property, but excluding dividends payable solely in, or exchanges or conversions for or into, shares of common stock of the Parent.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union, Canada, any European Union member state or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean, economic or financial sanctions or trade embargoes imposed,

administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Canada, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Scheduled Amortization” shall mean, for any period, the sum (calculated without duplication) of all payments of principal of Indebtedness of the Parent and its Subsidiaries (other than Indebtedness hereunder) scheduled to be made during such period.

“Scheme” shall have the meaning assigned to such term in the Acquisition Agreement.

“Screen Rate” shall have the meaning assigned to such term in the definition of “Eurocurrency Base Rate”.

“Second Court Date” shall have meaning assigned to such term in the Acquisition Agreement.

“Secured Debt” shall mean, with respect to a Person as of any given date, the aggregate principal amount of all Funded Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property of such Person.

“Seller Indebtedness” shall mean Indebtedness incurred after the Original Effective Date and payable to sellers in connection with Permitted Acquisitions that by its terms is subordinated to the payment of the principal of and interest on the Loans.

“Senior Debt” shall mean at any time, the aggregate principal amount of Funded Indebtedness outstanding minus the aggregate principal amount of Subordinated Indebtedness outstanding.

“Senior Subordinated Debt” shall mean, collectively, the 2012 Senior Subordinated Debt and any other subordinated Indebtedness permitted under Section 9.08(iii) hereof.

“Senior Subordinated Debt Documents” shall mean all documents and agreements executed and delivered in connection with the original issuance of the Senior Subordinated Debt, including the Senior Subordinated Debt Indentures and the promissory notes evidencing Indebtedness thereunder, in each case as the same may be amended, supplemented or modified, without prejudice to the provisions of Section 9.19 hereof.

“Senior Subordinated Debt Indentures” shall mean, collectively, the 2011 Senior Subordinated Debt Indenture and documentation for subordinated indebtedness permitted under Section 9.08(iii) hereof.

“Senior Unsecured Debt” shall mean the aggregate principal amount of all Funded Indebtedness of the Parent or any Subsidiary Guarantor as of any given date that is not subordinated by its terms to the obligations of the Parent or such Subsidiary Guarantor under the Basic Documents and that does not constitute Secured Debt.

“Senior Unsecured Indenture” shall mean the Senior Indenture, dated as of September 29, 2015, among the Parent, as issuer and Wells Fargo Bank, National Association, as trustee and each of the Notes Guarantors party thereto, with respect to the 6.000% Senior Notes Due 2020.

“Significant Subsidiary” shall mean, at any time of determination, any (a) Obligor or (b) any other Subsidiary of the Parent that, on a consolidated basis with its Subsidiaries, has aggregate assets or aggregate revenues greater than 5% of the aggregate assets or aggregate revenues of the Parent and its Subsidiaries, taken as a whole, as at the last day of the latest fiscal quarter for which financial statements are available.

“SPE” shall mean any special purpose entity formed by the Parent or any Subsidiary for the purposes of engaging in, and whose sole business is to conduct, an Accounts Receivable Financing or a Permitted Mortgage Financing.  On the Effective Date, the only SPEs are Iron Mountain Receivables QRS, LLC and Iron Mountain Receivables TRS, LLC.

“Specified Representations” shall mean the representations set forth in Sections 8.01 (solely with respect to the Parent and the Subsidiary Guarantors), 8.04(a)(i), 8.04(a)(ii) (solely with respect to any agreement involving Indebtedness of the Parent or its Subsidiaries in an aggregate principal amount of more than $25,000,000), 8.05, 8.06, 8.07, 8.11, 8.15, 8.16, 8.17 and 8.18.

“Specified Time” shall mean 11:00 a.m., London time.

“Stock Consideration” shall mean, with respect to any Acquisition, the aggregate amount of consideration paid by the Parent and its Subsidiaries in connection therewith consisting of the Parent’s common stock or with proceeds of the issuance of the Parent’s common stock within twelve months prior to the date of such Acquisition. For purposes hereof, the amount of Stock Consideration paid by the Parent in respect of any Acquisition where the Stock Consideration consists of the Parent’s common stock shall be deemed to be equal to the fair market value of the Parent’s respective common stock so paid, determined in good faith by the Parent at the time of such Acquisition.

“Stock Repurchases” shall have the meaning assigned to such term in Section 9.15 hereof.

“Subordinated Indebtedness” shall mean, collectively, (a) Senior Subordinated Debt and (b) Seller Indebtedness.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Guarantor” shall mean each of the Subsidiaries of the Parent that (x) (i) is a guarantor (a “Notes Guarantor”) under the Senior Unsecured Indenture as of the Effective Date, (ii) to the extent not a Notes Guarantor as of the Effective Date, any direct or indirect domestic Subsidiary of the Parent (other than a Foreign Subsidiary Holdco) that, after the Effective Date, is required to become a Notes Guarantor under the Senior Unsecured Indenture (as in effect on the Effective Date), or (iii) is (or is required to become) a guarantor of senior notes issued by the Parent after the Effective Date, and (y) is a party to the Subsidiary Guaranty or has executed and delivered such other guaranties in form and substance satisfactory to the Administrative Agent, guaranteeing payment of the Parent’s obligations hereunder.

“Subsidiary Guaranty” shall mean the subsidiary guaranty, dated as of the Effective Date, among the Subsidiary Guarantors and the Administrative Agent, as said agreement shall be modified and supplemented and in effect from time to time and pursuant to which the Subsidiary Guarantors guarantee the obligations of the Parent under the Basic Documents in substantially the form of Exhibit C hereto.

“Synthetic Lease” shall mean a lease of property or assets designed to permit the lessee (i) to claim depreciation on such property or assets under U.S. tax law and (ii) to treat such lease as an operating lease or not to reflect the leased property or assets on the lessee’s balance sheet under GAAP.

“Synthetic Lease Obligations” shall mean, with respect to any Synthetic Lease, at any time, an amount equal to the higher of (x) the aggregate termination value or purchase price or similar payments in the nature of principal payable thereunder and (y) the then aggregate outstanding principal amount of the notes or other instruments issued by, and the amount of the equity investment, if any, in, the lessor under such Synthetic Lease.

“Target” shall have the meaning given thereto in the Recitals hereto.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“2011 Senior Subordinated Debt Indenture” shall mean the Senior Subordinated Indenture dated as of September 23, 2011, among the Parent and The Bank of New York Mellon Trust Company, N.A., as Trustee, as supplemented, and as the same may be further amended, supplemented or modified, without prejudice to the provisions of Section 9.19 hereof.

“2012 Senior Subordinated Debt” shall mean the Indebtedness of the Parent in respect of the 5-3/4% Senior Subordinated Notes of the Parent due August 15, 2024, issued pursuant to the 2011 Senior Subordinated Debt Indenture.

“Transactions” shall have the meaning assigned to such term in the Recitals hereto.

“Type” shall have the meaning assigned to such term in Section 1.03 hereof.

“Unfunded Liabilities” shall mean, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any member of the Controlled Group to the PBGC or such Plan under Title IV of ERISA.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 5.08(f)(ii)(II)(3) hereof.

“Voting Stock” shall mean, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” shall mean as to any Person, a Subsidiary of such Person all of whose outstanding shares of Capital Stock (except directors’ qualifying shares) are directly or indirectly owned by such Person.

“Write-Down and Conversion Powers shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02.       Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.  In the event the Parent changes its accounting methods because of changes in GAAP, or any change in GAAP occurs which increases or diminishes the protection and coverage afforded to the Lenders under current GAAP accounting methods, the Parent or the Administrative Agent, as the case may be, may request of the other parties to this Agreement an amendment of the financial covenants contained in Section 9 of this Agreement to reflect such changes in GAAP and to provide the Lenders with protection and coverage equivalent to that existing prior to such changes in accounting methods or GAAP, and each of the Parent, the Administrative Agent and the Lenders agree to consider such request in good faith; provided that until any such amendment is effective, the relevant change in GAAP or accounting methods shall not be given effect for purposes of calculating the financial covenants contained in this Agreement.  In the event of such change in GAAP, the compliance certificates delivered pursuant to Section 9.01 hereof after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with GAAP as in effect from time to time after such change occurs. Notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value”, as defined therein. In the event of a change in GAAP with respect to accounting for leases, the financial covenants shall be calculated on a basis consistent with GAAP as in effect prior to such change. To enable the ready determination of compliance with the covenants set forth in Section 9 hereof, the Parent will not change from December 31 in each year the date on which its fiscal year ends, nor from March 31, June 30 and September 30 the dates on which the first three fiscal quarters in each fiscal year end.

1.03.       Types of Loans. Loans hereunder are distinguished by “Type”.  The “Type” of a Loan refers to the determination of whether such Loan is a Eurocurrency Loan or an ABR Loan.

Section 2  Loans, Etc.

2.01.       Loans.

(a)           Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a term loan to the Parent in Dollars (“Loans”) on the Funding Date in an amount equal to the Bridge Commitment of such Lender and such Loans may be either ABR Loans or Eurocurrency Loans, as determined by the Parent and notified to the Administrative Agent.  Subject to the terms and conditions of this Agreement, the Parent may convert the Loans of one Type into Loans of the other Type (as provided in Section 3.02(a) hereof) or continue Eurocurrency Loans for subsequent Interest Periods.  Subject to the terms and conditions of this Agreement,

(b)           The Parent may extend the Maturity Date from the Initial Maturity Date to the first anniversary of the Initial Maturity Date; provided (and as conditions to such extension), that (i) the Parent shall request in writing such extension no earlier than 60 days, and no later than 30 days, before the Initial Maturity Date, (ii) no Default or Event of Default is in existence at the time of, or after giving effect to, such extension, (iii) the representations and warranties in Article VIII shall be accurate both before and after giving effect to such extension and (iv) the Parent shall pay an extension fee to each Lender in an amount equal to 1.00% of the Loans of such Lender outstanding at the time of the extension.

2.02.       Termination and Reductions of Commitments.

(a)           The Bridge Commitments shall terminate on the earlier of (i) the Funding Date and (ii) if the Closing Date has not yet occurred, July 30, 2016.

(b)           The Parent shall have the right to permanently terminate or reduce the Bridge Commitments at any time or from time to time, provided that (i) the Parent shall give notice of each such termination or reduction to the Administrative Agent as provided in Section 5.05 hereof and (ii) each partial reduction shall be in an aggregate amount at least equal to $1,000,000.

2.03.       Fees.  (a) The Parent agrees to pay to the Administrative Agent for the account of each Lender a non-refundable duration fee (the “Duration Fee”) on each date set forth in the table below in an amount equal to the applicable percentage set forth opposite such date of the aggregate principal amount of the Loans of such Lender outstanding as of such date (such Duration Fee to be earned and payable in full on such applicable date):

Date	Percentage
180 days after the Funding Date	0.25%
270 days after the Funding Date	0.50%

(b)           The Parent agrees to pay to the Administrative Agent for the account of each Lender, a non-refundable ticking fee equal to 0.25% per annum of the daily aggregate amount of the Bridge Commitments of such Lender as in effect from May 31, 2016 and from time to time through and including the earlier of (i) the date of termination of the Bridge Commitments and (ii) the Funding Date, which fee shall be earned, due and payable on such earlier date.

2.04.       Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

2.05.       Several Obligations: Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

2.06.       Notes.  The Parent, upon receipt of written notice from the relevant Lender, agrees to issue a Note to any Lender (each, a “Note”) in substantially the form of Exhibit A hereto, dated the Funding Date, payable to such Lender in a principal amount equal to the relevant Loans of such Lender on the Funding Date, and otherwise duly completed. Each Lender is hereby authorized by the Parent to endorse on the schedule (or a continuation thereof) attached to each Note of such Lender, to the extent applicable, the date, amount and Type of and the Interest Period (if any) for each Loan made by such Lender to the Parent, and the date and amount of each payment or prepayment of principal of such Loan received by such Lender, provided that any failure by such Lender to make any such endorsement shall not affect the obligations of the Parent under such Note or hereunder in respect of such Loan.

2.07.       Use of Proceeds. The proceeds of the Loans shall be used to finance the Transactions; provided that:

(a)           (i) a portion of the proceeds of the Loans (in an amount expected to be approximately $350,000,000) (the “Reimbursement Bridge Loans”) shall be used solely to reimburse certain banks and financial institutions for the purchase of Australian dollars (the “Australian Dollar Consideration”) from such banks and/or financial institutions by the Parent in order to finance the portion of the Acquisition Consideration that shall be used to fund (x) the Cash Elections (as defined in the Acquisition Agreement) of certain of the Target’s shareholders pursuant to Sections 4.2(b)(ii)(B) and 4.4 of the Acquisition Agreement and (y) the special payments of the Australian dollar equivalent of US$0.50 in cash for each Scheme Share (as defined in the Acquisition Agreement) of each of the Target’s shareholders, pursuant to Sections 4.2(b)(i)(B) and 4.2(b)(ii)(A) of the Acquisition Agreement, in each case, in accordance with the terms of the Acquisition Agreement and (ii) the Australian Dollar Consideration shall be held in a designated trust account (the “Australian Trust Account”) operated by the Target as trustee for the Target’s shareholders in accordance with the terms of the Acquisition Agreement (including the terms of the form of Scheme attached thereto as Annexure 2 as of the Bridge Commitment Date) to be applied as provided therein; and

(b)           a portion of the proceeds of the Loans (in an amount expected to be approximately $500,000,000) (the “Escrow Loans”) shall be funded into, and held on deposit in, a designated escrow account maintained with the Administrative Agent (the “Escrow Account”) until the Closing Date in accordance with the terms of the Escrow Agreement.

Neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of the proceeds of any of the Loans.

2.08.       [Reserved].

2.09.       [Reserved].

2.10.       Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees owing to such Lender pursuant to Section 2.03 hereof shall cease to accrue;

(b)           the Bridge Commitments of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders have taken or may take any action under this Agreement (including any consent to any amendment or waiver pursuant to Section 12.05), provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby other than to the extent provided in Section 12.05;

(c)           any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.17 hereof shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Parent may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Parent, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Parent as a result of any judgment of a court of competent jurisdiction obtained by the Parent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and  sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 7.02 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Bridge Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.10(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)           If any Lender becomes a Defaulting Lender, then the Parent shall have the right, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, to require such Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Parent shall have received the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply.

Section 3  Borrowings, Conversions and Prepayments.

3.01.       Procedure for Loan Borrowing .

(a)           The Parent shall give the Administrative Agent notice of its intention to borrow the Loans to be made hereunder pursuant to Section 5.05 hereof.

(b)           Not later than 12:00 p.m. New York time on the date specified by the Parent for the borrowing of the Loans each Lender shall make available the amount of the Loan to be made by it on such date to the Administrative Agent, at an account in New York, New York specified by the Administrative Agent, in immediately available funds, for account of the Parent. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Parent by depositing the same, in immediately available funds, in an account of the Parent designated by the Parent and maintained with the Administrative Agent.

3.02.       Prepayments and Conversions.

(a)           Optional Prepayments and Conversions.  The Parent shall have the right to prepay Loans and to convert Loans of one Type into Loans of the other Type, at any time or from time to time, provided that the Parent shall give the Administrative Agent notice of each such prepayment as provided in Section 5.05 hereof. Any prepayment of Loans under this Section 3.02(a) shall be applied ratably to Lenders and to the installments of such Loans in such order of application as the Parent may direct (including in the direct order of maturity) and such prepaid amounts may not be reborrowed.

(b)           Commitment Reductions and Mandatory Prepayments; Incurrence of Indebtedness. (i) Prior to the Funding Date, the Bridge Commitments shall be permanently reduced by and (ii) from and after the Funding Date, the Parent shall prepay the Loans with (including any accrued and unpaid interest thereon), in each case, on a dollar-for-dollar basis, the Net Cash Proceeds from any issuance of Indebtedness by the Parent or any of its Subsidiaries (including, for the avoidance of doubt, the issuance of hybrid securities and debt securities convertible to equity) subsequent to the Effective Date, other than the following (it being understood that this Section 3.02(b) shall not constitute a waiver of any provision of Section 9.08 hereof):

(i)            Indebtedness incurred in reliance on (1) Section 9.08(i) of the Existing Credit Agreement, other than (x) increases to the Revolving Commitments (as defined in the Existing Credit Agreement) made pursuant to Section 2.01(b) thereof or (y) the borrowing of Incremental Term Loans (as defined in the Existing Credit Agreement) pursuant to Section 2.01(c) thereof, (2) Section 9.08(ii) of the Existing Credit Agreement, (3) Section 9.08(v) of the Existing Credit Agreement, other than clauses (g) and (k) of such Section 9.08(v), (4) Section 9.08(vi) of the Existing Credit Agreement, in an amount not to exceed $100,000,000 in the aggregate less any amounts incurred in reliance on such section from and including the Bridge Commitment Date until the Effective Date or (5) Section 9.08(vii) of the Existing Credit Agreement in respect of any Accounts Receivable Financings (as defined in the Existing Credit Agreement) in effect on the Bridge Commitment Date;

(ii)           the issuance of the Canadian Notes in an aggregate amount not to exceed $250,000,000; and

(iii)          borrowings under (x) the $1,050,000,000 Syndicated Facility Agreement, dated December 4, 2013, as amended by the Amendment Deed No. 1, dated October 23, 2014, by and among Recall Holdings Limited, Commonwealth Bank of Australia and the other parties party thereto (as in effect on the Effective Date) (the “Existing Target Credit Facility”) and (y) overdraft facilities associated with the Target’s cash management arrangements existing on the Bridge Commitment Date.

(c)           Commitment Reductions and Mandatory Prepayments; Dispositions.  If on any date, the Parent or any Subsidiary of the Parent shall receive Net Cash Proceeds from (A) any disposition of assets to any Person other than the Parent or a Subsidiary or (B) any Recovery Event, then, unless such disposition of assets or Recovery Event shall be a Reinvestment Event and subject to the prior application of such Net Cash Proceeds in accordance with Section 3.02 of the Existing Credit Agreement, (i) prior to the Funding Date, the Bridge Commitments shall be permanently reduced by and (ii) from and after the Funding Date, the Parent shall prepay the Loans with (including any accrued and unpaid interest thereon), in each case, on a dollar-for-dollar basis, such Net Cash Proceeds to the extent such Net Cash Proceeds, together with all other such Net Cash Proceeds from dispositions of assets or Recovery Events that are not Reinvestment Events, exceeds $50,000,000 in the then-current fiscal year of the Company; provided, that notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds from dispositions of assets and Recovery Events that may be excluded from the foregoing requirement for a Reinvestment Event shall not exceed 10% of the Consolidated Net Tangible Assets of the Company as at the end of the immediately preceding fiscal year for which financial statements are available and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans.

The Parent shall notify the Administrative Agent promptly upon the occurrence of any event giving rise to a prepayment under this Section 3.02(c).  Any prepayment of Loans pursuant to Section 3.02(b), (c) or (d) hereof shall be applied as specified in Section 5.02(c) hereof.  Any repayment or prepayment of Loans may not be reborrowed.

(d)           Commitment Reductions and Mandatory Prepayments; Equity Issuances. (i) Prior to the Funding Date, the Bridge Commitments shall be permanently reduced by and (ii) from and after the Funding Date, the Parent shall prepay the Loans with (including any accrued and unpaid interest thereon), in each case, on a dollar-for-dollar basis, the Net Cash Proceeds from any issuance of Capital Stock by the Parent or any of its Subsidiaries, other than (i) issuances pursuant to an employee stock plan or other benefit or employee incentive arrangement and (ii) issuances in connection with, and necessary for, the consummation of the Recall Acquisition in accordance with the terms of the Acquisition Agreement, and other issuances by any Wholly Owned Subsidiary of the Parent to the Parent or another Wholly Owned Subsidiary thereof.

Section 4  Payments of Principal and Interest.

4.01.       Repayment of Loans.  The Parent hereby promises to pay to the Administrative Agent for the account of each Lender the unpaid principal amount of the Loans outstanding on the Maturity Date.

4.02.       Interest. The Parent will pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender to the Parent for the period commencing on the Funding Date to but excluding the date such Loan shall be paid in full, at the following rates per annum:

1)            if such Loan is an ABR Loan, the Alternate Base Rate plus the Applicable Margin; and

2)            if such Loan is a Eurocurrency Loan, the Eurocurrency Rate plus the Applicable Margin.

Notwithstanding the foregoing, each of the Parent hereby promises to pay to the Administrative Agent for account of each Lender interest at the applicable Post-Default Rate (x) on any principal of any Loan made by such Lender to the Parent and on any other amount payable by the Parent hereunder to or for account of such Lender (but, if such amount is interest, only to the extent legally enforceable), that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full and (y) during any period when an Event of Default shall have occurred under Section 10.01(1) hereof and for so long as such Event of Default shall be continuing, on any principal of any Loan made by such Lender to the Parent.

Accrued interest on each Loan shall be payable (i) if such Loan is an ABR Loan, on each Quarterly Date, (ii) if such Loan is a Eurocurrency Loan, on the last day of each Interest Period for such Loan (and, if such Interest Period exceeds three months’ duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period), and (iii) in any event, upon the payment, prepayment or conversion thereof, but only on the principal so paid or prepaid or converted; provided that interest payable at the Post-Default Rate shall be payable from time to time on demand of the Administrative Agent or the Majority Lenders. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Lenders and the Parent thereof.

Notwithstanding the foregoing provisions of this Section 4.02, if at any time the rate of interest set forth above on any Loan of any Lender (the “Stated Rate” for such Loan) exceeds the maximum non-usurious interest rate permissible for such Lender to charge commercial borrowers under applicable law (the “Maximum Rate” for such Lender), the rate of interest charged on such Loan of such Lender hereunder shall be limited to the Maximum Rate for such Lender.

In the event the Stated Rate for any Loan of a Lender that has theretofore been subject to the preceding paragraph at any time is less than the Maximum Rate for such Lender, the principal amount of such Loan shall bear interest at the Maximum Rate for such Lender until the total amount of interest paid to such Lender or accrued on its Loans hereunder equals the amount of interest which would have been paid to such Lender or accrued on such Lender’s Loans hereunder if the Stated Rate had at all times been in effect.

In the event, upon payment in full of all amounts payable hereunder, the total amount of interest paid to any Lender or accrued on such Lender’s Loans under the terms of this Agreement is less than the total amount of interest which would have been paid to such Lender or accrued on such Lender’s Loans if the Stated Rate had, at all times, been in effect, then the Parent shall, to the extent permitted by applicable law, pay to the Administrative Agent for the account of such Lender an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have accrued on such Lender’s Loans if the Maximum Rate for such Lender had at all times been in effect or (ii) the amount of interest which would have accrued on such Lender’s Loans if the Stated Rate had at all times been in effect and (b) the amount of interest actually paid to such Lender or accrued on its Loans under this Agreement.  In the event any Lender ever receives, collects or applies as interest any sum in excess of the Maximum Rate for such Lender, such excess amount shall be applied to the reduction of the principal balance of its Loans or to other amounts (other than interest) payable hereunder, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Parent.

Section 5  Payments; Pro Rata Treatment; Computations; Etc.

5.01.       Payments.

(a)           Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Parent with respect to the Loans shall be made in Dollars, in immediately available funds, to the Administrative Agent at an account in New York, New York specified by the Administrative Agent, not later than 11:00 a.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Administrative Agent, or any Lender for whose account any such payment is made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Parent with the Administrative Agent or such Lender, as the case may be. The Parent shall, at the time of making each such payment, specify to the Administrative Agent the Loans or other amounts payable by the Parent hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may apply such payment for the benefit of the Lenders as it may elect in its sole discretion, but subject to the other terms and conditions of this Agreement, including without limitation, Section 5.02 hereof). Each payment received by the Administrative Agent with respect to the Loans for the account of a Lender shall be paid promptly to such Lender, in immediately available funds, for the account of such Lender’s Applicable Lending Office. If the due date of any such payment would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

(b)           All payments made by the Parent hereunder shall be made without set-off, deduction or counterclaim.

5.02.       Pro Rata Treatment.

(a)           Any reduction of the Bridge Commitments or mandatory prepayment of Loans pursuant to Section 2.02 hereof or Sections 3.02(b), (c) or (d) hereof shall be applied ratably to the Lenders according to the Lenders’ respective percentages of the Bridge Commitments or Loans, as applicable.

(b)           Except to the extent otherwise provided herein: (i) each payment (or prepayment) by the Parent of principal or interest on Loans of a particular Type (other than payments in respect of Loans of individual Lenders provided for by Section 6 hereof) shall be made to the Administrative Agent for the account of the Lenders, pro rata in accordance with the respective unpaid principal amounts of the Loans held by the Lenders and (ii) each conversion of Loans of a particular Type (other than conversions of Loans of individual Lenders pursuant to Section 6.04 hereof) shall be made pro rata among the Lenders in accordance with the respective principal amounts of such Loans held by such Lenders.

(c)           Each prepayment by the Parent of Loans, if any, as provided by Sections 3.02(b), (c) and (d) hereof shall be applied pro rata to the Loans and to the installments of the Loans, pro rata according to the then outstanding amounts thereof.

5.03.       Computations.  Interest and fees shall be computed on the basis of a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

5.04.       Minimum and Maximum Amounts; Types. Except for prepayments made pursuant to Sections 3.02(b), (c) and (d) hereof, each borrowing, conversion and prepayment of principal of Loans shall be in an aggregate principal amount equal to (a) in the case of Eurocurrency Loans, $1,000,000 or a larger multiple of $100,000, and (b) in the case of ABR Loans, $500,000 or a larger multiple of $100,000 (borrowings, conversions or prepayments of Loans of different Types or, in the case of Eurocurrency Loans, having different Interest Periods, at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for Type or Interest Period); provided that (i) any Loan may be in the aggregate amount of the unused portion of the relevant Bridge Commitments, (ii) Loans may be prepaid in full and (iii) any borrowing or prepayment of Loans that are ABR Loans may be in an aggregate principal amount equal to $100,000 or a larger multiple of $100,000.

5.05.       Certain Notices. Notices to the Administrative Agent of borrowing, conversions and prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 11:00 a.m. New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, conversion and/or prepayment specified below:

Notice	Number of Business Days Prior
Termination or reduction of Bridge Commitments	3
Borrowing or prepayment of ABR Loans	1
Borrowing or prepayment of, conversion of or into, or duration of Interest Period for Eurocurrency Loans	3
Prepayments required pursuant to Section 3.02(b), 3.02(c) or 3.02(d) hereof	1

Each such notice of termination or reduction shall specify the amount thereof to be terminated or reduced. Each such notice of borrowing, conversion or prepayment shall specify the amount and Type of the Loans to be borrowed, converted or prepaid (subject to Sections 3.02(a) and 5.04 hereof), the date of borrowing, conversion or prepayment (which shall be a Business Day) and, in the case of Eurocurrency Loans, the duration of the Interest Period therefor (subject to the definition of Interest Period). The Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that the Parent fails to select the duration of any Interest Period for any Eurocurrency Loans within the time period and otherwise as provided in this Section 5.05, such Loans (if outstanding as Eurocurrency Loans) will be automatically converted into ABR Loans on the last day of the then current Interest Period for such Loans or (if outstanding as ABR Loans) will remain as, or (if not then outstanding) will be made as, ABR Loans.

5.06.       Non-Receipt of Funds by the Administrative Agent.  Unless the Administrative Agent shall have been notified by a Lender or the Parent (the “Payor”) prior to the date on which such Lender is to make payment to the Administrative Agent of the proceeds of a Loan to be made by it hereunder or the Parent is to make a payment to the Administrative Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent the recipient of such payment shall, on demand, pay to the Administrative Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate for such period.

5.07.       Sharing of Payments; Waiver of Enforcement Without Consent, Etc.

(a)           If a Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement, or on any other obligation then due to such Lender hereunder, through the exercise of any right of set-off, banker’s lien, counterclaim or similar right, or otherwise (other than pursuant to the terms hereof), it shall promptly notify the Administrative Agent and purchase from the other Lenders participations in the Loans made, or other obligations held, by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Loans or other obligations then due to each of them. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored (including the payment of interest to the extent that the Lender obligated to return such funds is obligated to return interest).

(b)           Nothing contained herein shall require any Lender to exercise any right of set-off, banker’s lien, counterclaim or similar right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Parent.

(c)           This Section 5.07 is for the benefit of the Lenders only and does not constitute a waiver of any rights against the Parent or any of its Subsidiaries.

5.08.       Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Parent hereunder shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable law; provided, that if any Indemnified Taxes (including any Other Taxes) are required to be withheld or deducted from such payments, then (i) the sum payable by Parent shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made and (ii) if the Parent was the party required to make such deductions or withholdings under applicable law, such party shall make such deductions and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Parent.  Without limiting the provisions of paragraph (a) above, the Parent shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Parent.  The Parent shall indemnify the Administrative Agent and each Lender, as the case may be, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.08) paid or payable by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Parent by a Lender or by the Administrative Agent, as the case may be, on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Parent has not already indemnified such parties for such Indemnified Taxes and without limiting the obligation of the Parent to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 5.08(d) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by them.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e)           Evidence of Payments.  As soon as practicable after any payment of Taxes by the Parent to a Governmental Authority pursuant to this Section 5.08, the Parent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders.  (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Parent is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder shall deliver to the Parent (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Parent or the Administrative Agent shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent or the Administrative Agent as will enable the Parent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the foregoing, the completion, execution and submission of any such documentation for the benefit of the Parent (other than such documentation set forth in Section 5.08(f)(ii)(I), (II) and (IV) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Regulatory Change, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(I)    any Lender that is resident for tax purposes in the United States of America shall deliver to the Parent and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from United States Federal backup withholding tax,

(II)  any Foreign Lender (such term to mean, solely for purposes of this Section 5.08(f)(ii)(II), any Lender that is organized under the laws of a jurisdiction other than the United States of America, each State thereof and the District of Columbia), or, in the case of clause (IV) below, any Lender, shall deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Parent or the Administrative Agent, but only if such Lender is legally entitled to do so) whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Basic Document, duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, United States Federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Basic Document, duly completed copies of Internal Revenue Service Form

W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, United States Federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty,

(2)           duly completed copies of Internal Revenue Service Form W-8ECI,

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Parent within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of  Internal Revenue Service Form W-8BEN or Form W-8BEN-E,

(4)           to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner,

(III)    any other form (including Internal Revenue Service Form W-8IMY (together with any applicable underlying Internal Revenue Service forms)) prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Parent or the Administrative Agent to determine the withholding or deduction required to be made, or

(IV)    if a payment made to a Lender under this Agreement would be subject to United States Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent or the Administrative Agent, as the case may be, at the time or times prescribed by law and at such time or times reasonably requested by the Parent or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent or the Administrative Agent as may be necessary for it to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 5.08(f)(ii)(IV), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(g)           [Reserved]

(h)           Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Parent or with respect to which the Parent has paid additional amounts pursuant to this Section, it shall pay to the Parent an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Parent under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Parent, upon the request of the Administrative Agent or such Lender, as the case may be, agrees to repay the amount paid over to the Parent (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Parent or any other Person.

(i)            Survival.  Each party’s obligations under this Section 5.08 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Bridge Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement.

5.09.       Judgment Currency.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from the Parent hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with other such currency at the Administrative Agent’s New York Office on the Business Day that is on or immediately following the day on which final judgment is given.  The obligations of the Parent in respect of any sum due to any Lender or hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent, as the case may be, of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent, as the case may be, may in accordance with normal banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Parent agrees, to the fullest extent it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to Parent.

Section 6  Yield Protection and Illegality.

6.01.       Additional Costs.

(a)           The Parent shall pay to the Administrative Agent for the account of each Lender from time to time such amounts as such Lender may determine to be necessary to compensate it for any costs incurred by such Lender which such Lender determines are attributable to its making, maintaining, converting or continuing of any Loans hereunder to the Parent or its obligation to make any of such Loans hereunder to the Parent, or any reduction in any amount receivable by such Lender in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)            subjects the Lender to Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or changes the basis of taxation of any amounts payable to such Lender under this Agreement in respect of any of such Loans (other than Indemnified Taxes covered by Section 5.08 hereof and Excluded Taxes); or

(ii)           imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans or any deposits referred to in the definition of “Eurocurrency Base Rate” in Section 1.01 hereof) (except any reserve requirement reflected in the definition of Eurocurrency Rate); or

(iii)          imposes any other condition, cost or expense affecting this Agreement (or any of such extensions of credit or liabilities).

Each Lender will notify the Parent through the Administrative Agent of any event occurring after the Effective Date of this Agreement which will entitle such Lender to compensation pursuant to this Section 6.01(a) (an “Additional Cost Event”) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, provided, that the Parent shall not be obligated to compensate such Lender for any such Additional Costs incurred more than 180 days prior to the time the Lender first notifies the Parent of such Additional Cost Event (or such longer period if such Additional Cost Event is given retroactive effect).  Each Lender will furnish the Parent with a statement setting forth the calculations and the basis therefor, in each case in reasonable detail, and amount of each request by such Lender for compensation under this Section 6.01(a). If any Lender requests compensation from the Parent under this Section 6.01(a), the Parent may, by notice to such Lender through the Administrative Agent, suspend the obligation of such Lender to make additional Loans of the Type for which compensation is requested to the Parent until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 6.04 hereof shall be applicable).

(b)           Without limiting the effect of the foregoing provisions of this Section 6.01, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on Eurocurrency Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes Eurocurrency Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender so elects by notice to the Parent (with a copy to the Administrative Agent), the obligation of such Lender to make Eurocurrency Loans hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 6.04 hereof shall be applicable).

(c)           Determinations and allocations by any Lender for purposes of this Section 6.01 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Loans or of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis.

(d)           If any Lender demands compensation under this Section, the Parent may, at any time upon at least three (3) Business Days’ prior notice to such Lender through the Administrative Agent, convert in full the then outstanding Eurocurrency Loans denominated in Dollars of such Lender (in which case the Parent shall be obligated, if such conversion is made on a day that is not the last day of the then current Interest Period applicable to such affected Eurocurrency Loan, to reimburse such Lender, in accordance with Section 6.05 hereof, for any resulting loss or expense incurred by it) to an ABR Loan.

6.02.       Limitation on Types of Loans.  If prior to the first day of any Interest Period:

(i)            the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate), do not exist for ascertaining the Eurocurrency Base Rate or  the Eurocurrency Rate, as applicable, for such Interest Period; or

(ii)           the Majority Lenders determine (which determination shall be conclusive) and notify the Administrative Agent that the relevant rates of interest referred to in the definition of “Eurocurrency Base Rate” in Section 1.01 upon the basis of which the rates of interest for such Loans are to be determined do not accurately reflect the cost to such Lenders of making or maintaining such Loans for Interest Periods therefor;

then the Administrative Agent shall promptly notify the Parent and each applicable Lender thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make Eurocurrency Loans or to convert ABR Loans into Eurocurrency Loans and the Parent shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurocurrency Loans either prepay such Loans or convert such Loans into ABR Loans in accordance with Section 3.02 hereof.

6.03.       Illegality.  If, in any applicable jurisdiction, the Administrative Agent or any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or any Lender to (i) perform its obligations hereunder or under any other Base Document with respect to Eurocurrency Loans, (ii) fund or maintain its participation in any Eurocurrency Loan or (iii) issue, make, maintain, fund or charge interest with respect to any such Loan, such Person shall promptly notify the Administrative Agent, and upon the Administrative Agent notifying the Parent, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Loan shall be suspended, and to the extent required by applicable law, cancelled.

6.04.       Substitute ABR Loans. If the obligation of any Lender to make Eurocurrency Loans shall be suspended pursuant to Section 6.01, 6.02 or 6.03 hereof, all Loans which would otherwise be made by such Lender as Eurocurrency Loans shall be made instead as ABR Loans (and, if an event referred to in Section 6.01(b) or 6.03 hereof has occurred and such Lender so requests by notice to the Parent with a copy to the Administrative Agent, each Eurocurrency Loan of such Lender then outstanding shall be automatically converted into an ABR Loan on the date specified by such Lender in such notice) and, to the extent that Eurocurrency Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Eurocurrency Loans shall be applied instead to such ABR Loans.

6.05.       Compensation. The Parent shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

1)            any payment, prepayment or conversion of a Eurocurrency Loan made by such Lender to the Parent on a date other than the last day of an Interest Period for such Loan;

2)            any failure by the Parent to borrow a Eurocurrency Loan to be made by such Lender to the Parent on the date for such borrowing specified in the relevant notice of borrowing under Section 5.05 hereof;

3)            any failure by the Parent to prepay a Eurocurrency Loan on the date specified in a notice of prepayment; or

4)            any substitution of a Lender under Section 6.07 hereof on a date other than the last day of an Interest Period for each Loan of such Lender;

but excluding, in any event, loss of margin for the period after any such payment, prepayment or conversion or failure to borrow; provided that such Lender shall have delivered to the Parent a certificate as to the amount of such loss and expense along with the calculation and the basis therefor, in each case in reasonable detail.

6.06.       Capital Adequacy. If any Lender shall determine that any Regulatory Change regarding capital adequacy or liquidity after the Effective Date, or any change therein after the Effective Date, or any change after the Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender or any Person controlling such Lender (a “Lender Parent”) as a consequence of its obligations hereunder to a level below that which such Lender (or its Lender Parent) could have achieved but for such Regulatory Change (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Parent shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. A statement of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error; provided that the determination thereof is made on a reasonable basis; and provided further that the Parent shall not be obligated to compensate such Lender for any such reduction occurring more than 180 days prior to the time such Lender first notifies the Parent of such Regulatory Change. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

6.07.       Mitigation Obligations; Substitution of Lender.

(a)           If any Lender requests compensation under Section 6.01 hereof, or requires the Parent to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.08 hereof, then such Lender shall (at the request of the Parent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 6.01 or 5.08 hereof, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Parent hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) the obligation of any Lender to make Eurocurrency Loans or the right of the Parent to convert ABR Loans of any Lender to Eurocurrency Loans has been suspended pursuant to Section 6.03 hereof, (ii) any Lender has demanded compensation under Section 6.01, 6.06 or 6.08 hereof, or (iii) any Lender requests reimbursement for amounts owing pursuant to Section 5.08 hereof, the Parent shall have the right, with the assistance of the Administrative Agent, to seek a substitute bank or banks (which may be one or more of the Lenders) satisfactory to Parent and the Administrative Agent to assume the Loans of such Lender. Any such Lender shall be obligated to sell Loans for cash without recourse to such substitute bank or banks and to execute and deliver an appropriately completed assignment and assumption agreement reasonably satisfactory to the Administrative Agent and the Parent and any other document or perform any act reasonably necessary to effect the assumption of the rights and obligations of such substitute bank or banks.

Section 7  Conditions Precedent.

7.01.       Effective Date.  This Agreement shall become effective on the date (the “Effective Date”) on which the Administrative Agent shall notify the Parent and the Lenders that it has received (i) the executed counterparts of this Agreement in form and substance satisfactory to the Administrative Agent signed by the Parent and the Lenders and (ii) the following documents and other evidence, each of which shall be satisfactory to the Administrative Agent in form and substance:

1)            Corporate Documents.  Certified copies of the charter and by laws (or equivalent documents) of each Obligor and of all corporate authority for each Obligor (including, without limitation, board of director resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of such of the Basic Documents to which such Obligor is intended to be a party and each other document to be delivered by such Obligor from time to time in connection herewith and the extensions of credit hereunder (and the Administrative Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from such Obligor to the contrary).

2)            Opinions of Special Counsels to the Obligors.  An opinion, dated the Effective Date, of Sullivan & Worcester LLP, special New York counsel to the Obligors covering such matters as the Administrative Agent or any Lender may reasonably request (including, without limitation, an opinion that entering into this Agreement and/or incurring the Loans would not breach or require a prepayment of any material Indebtedness of the Parent or its Subsidiaries).

3)            Other Documents. Such other documents as the Administrative Agent or special New York counsel to the Administrative Agent may reasonably request.

4)            Approvals.  All material governmental and third party approvals necessary in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

7.02.       Funding Date.  The obligation of the Lenders to make their initial extensions of credit under this Agreement is subject to the following prior to the Expiration Date (the date upon which all such conditions shall be satisfied, the “Funding Date”):

1)            Effective Date.  The Effective Date shall have occurred.

2)            Representations . (i) Each of the Acquisition Agreement Representations shall have been accurate as of 8:00 a.m. (eastern Australian time) on the Second Court Date and (ii) each of the Specified Representations shall be accurate on the Funding Date, and the Administrative Agent shall have received a certificate, dated as of the Funding Date, of a senior officer of the Parent certifying each of the foregoing.

3)            Guaranties.  Each of the Company Guaranty and the Subsidiary Guaranty, shall have been duly executed and delivered by the Company and each Subsidiary of the Parent meeting any of the criteria set forth in clause (x) of the definition of “Subsidiary Guarantor”, as applicable, to the Administrative Agent.

4)            Financial Statements.  The Lenders shall have received (i) all financial statements required to have been delivered pursuant to Sections 9.01(1) and (2) of the Existing Credit Agreement (as in effect on the Bridge Commitment Date), (ii) the consolidated balance sheets of the Target and its Subsidiaries as at June 30, 2013, June 30, 2014 and June 30, 2015 and the related consolidated statements of income, retained earnings and cash flows of the Target and its Subsidiaries, respectively, for the fiscal years ended on said dates, with the opinion thereon of the independent public accountants referred to therein and (iii) customary pro forma consolidated balance sheets of the Parent and its Subsidiaries and the related consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries, as of and for the most recently completed four fiscal quarter period ending at least 45 days before the Funding Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of the end of such four fiscal quarter period (in the case of such consolidated balance sheet) or at the beginning of such four fiscal quarter period (in the case of such statements of income, retained earnings and cash flows); provided that the foregoing pro forma financial statements need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustment of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly “SFAS 141R”)), and the financial statements described in this clause 4) shall be reasonably satisfactory to the Administrative Agent.

5)            Costs.  Evidence of payment by the Parent of such fees and expenses as the Parent shall have agreed to pay or deliver to the Arrangers, any Lender or the Administrative Agent in connection herewith, including, without limitation, the reasonable fees and expenses of Simpson Thacher & Bartlett LLP, special New York counsel to the Administrative Agent, both in connection with the negotiation, preparation, execution and delivery of this Agreement and any Notes and the other Basic Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Parent).

6)            Know Your Customer; Anti-Money Laundering.  To the extent requested at least 10 days prior to the Funding Date, the Administrative Agent and each requesting Initial Lender or Arranger shall have received, at least five days prior to the Funding Date, all documentation and other information requested by such parties that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the Act.

7)            Amendment to the Existing Credit Agreement.  The Existing Credit Agreement shall have been amended (or shall be amended substantially simultaneously with the Effective Date) in order to, among other things, permit the maturity and payments of principal of the Loans prior to the Commitment Termination Date (as defined in the Existing Credit Agreement).

8)            Approvals. (i) The Target’s shareholders shall have approved the Scheme at the Scheme Meeting (as defined in the Acquisition Agreement) by the requisite majorities under the Corporations Act (as defined in the Acquisition Agreement) and (ii) the Court (as defined in the Acquisition Agreement) shall have approved the Scheme in accordance with Section 411(4)(b) of the Corporations Act.

7.03.       Closing Date. The release of the Escrow Loans from the Escrow Account is subject to the following (the date upon which all such conditions shall be satisfied, the “Closing Date”)

prior to the Expiration Date.

1)            Funding Date. The Funding Date shall have occurred.

2)            Repayment of Target Indebtedness.  All outstanding Indebtedness of the Target and its Subsidiaries under the Existing Target Credit Facility shall have been repaid, and all commitments and liens with respect thereto shall have been terminated and released, or provision shall have been made, in a manner reasonably satisfactory to the Joint Lead Arrangers, for such payment, terminations and releases, promptly after the release of the Escrow Loans from the Escrow Account.

3)            Representations. (i) Each of the Acquisition Agreement Representations shall have been accurate as of 8:00 a.m. (eastern Australian time) on the Second Court Date and (ii) each of the Specified Representations shall be accurate on the Closing Date, and the Administrative Agent shall have received a certificate, dated as of the Closing Date, of a senior officer of the Parent certifying each of the foregoing.

4)            Australian Dollar Consideration. The Australian Dollar Consideration shall have been deposited into the Australian Trust Account.

5)            Acquisition. (i) The Acquisition shall have been consummated, or will be, subject only to the payment of the Australian Dollar Consideration from the Australian Trust Account in accordance with the Acquisition Agreement, consummated in a manner consistent with the terms of the Acquisition Agreement (and substantially concurrently with (x) the release of the Escrow Loans from the Escrow Account and (y) the Target becoming unconditionally obligated to pay the Australian Dollar Consideration from the Australian Trust Account in accordance with the Acquisition Agreement) and (ii) without limiting the foregoing clause (i), and solely for the avoidance of doubt, the Scheme shall be in full force and effect, in the form attached as Annexure 2 to the Acquisition Agreement, and no amendment, modification, or waiver of any term in such form or Scheme shall have been made or granted without the prior written consent of the Arrangers.

Section 8  Representations and Warranties. The Parent represents and warrants to the Lenders and the Administrative Agent, as of each of the Funding Date and the Closing Date (it being understood and agreed that, the references to “Specified Representations” in (i) Section 7.02(2) shall refer to the applicable representations and warranties made as of the Funding Date and (ii) Section 7.03(3) shall refer to the applicable representations  and warranties made as of the Closing Date), as follows:

8.01.       Corporate Existence. Each of the Parent and its Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) has all requisite power, and has all governmental licenses, authorizations, consents, permits and approvals (including any license, authorization, consent, permit and approval required under any Environmental Law) necessary to own its assets and carry on its business as now being or as proposed to be conducted (except such licenses, authorizations, consents and approvals the lack of which, in the aggregate, will not have a Material Adverse Effect); and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

8.02.       Information.

(a)           (i)  The Parent has heretofore furnished to each of the Lenders the consolidated balance sheets of the Parent and its Subsidiaries as at December 31, 2013, December 31, 2014 and

December 31, 2015 and the related consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries, respectively, for the fiscal years ended on said dates, with the opinion thereon of the independent public accountants referred to therein.  All such financial statements are complete and correct and fairly present the consolidated financial condition of the Parent and its Subsidiaries as at said dates and the consolidated results of their operations for the fiscal years ended on said dates, all in accordance with generally accepted accounting principles and practices applied on a consistent basis.

(ii) The Parent has heretofore furnished to each of the Lenders the pro forma consolidated balance sheet of the Parent and its Subsidiaries and the related consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries, as at and for the four fiscal quarter period ending December 31, 2015, prepared after giving effect to the Transactions as if the Transactions had occurred as of the end of such four fiscal quarter period (in the case of such consolidated balance sheet) or at the beginning of such four fiscal quarter period (in the case of such statements of income, retained earnings and cash flows) and prepared using the applicable historical financial statements of the Parent, the Target and their respective subsidiaries; provided that the foregoing pro forma financial statements need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustment of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly “SFAS 141R”)).

(b)           The Parent has disclosed to the Lenders in writing any and all facts (other than general economic conditions) which materially and adversely affect or may materially and adversely affect (to the extent it can reasonably foresee) the business, assets, property or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole, or the ability of the Parent or any of the Subsidiary Guarantors to perform its obligations under each Basic Document to which it is a party. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Obligors to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Basic Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; provided, that with respect to any such information, report, financial statement, exhibit or schedule to the extent that it was based upon or constitutes a forecast or projection, the Parent represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule. All written information furnished after the date hereof by the Parent and its Subsidiaries to the Administrative Agent and the Lenders and required in connection with this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

(c)           Since December 31, 2015, there has been no material adverse change in the business, assets, property, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries taken as a whole or, to the knowledge of the Parent, in the ability of any of the Subsidiary Guarantors to perform its obligations under each Basic Document to which it is a party.

8.03.       Litigation. There are no legal or arbitral proceedings or any proceedings by or before any Governmental Authority or agency, now pending or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect or, to the knowledge of the Parent, which could have a material adverse effect on the ability of the Parent to perform its obligations under each Basic Document to which it is a party.

8.04.       No Breach; No Default.  (a) None of the execution and delivery of the Basic Documents, the consummation of the transactions therein contemplated or compliance with the terms and provisions thereof will conflict with or result in a breach of, or require any consent under, (i) the certificate of incorporation, LLC operating agreement or partnership agreements, or by-laws of the Parent or any of its Subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any court or Governmental Authority, or any Basic Document or (ii) any other material agreement or instrument to which the Parent or any of its Subsidiaries is a party or by which it is bound or to which it is subject, or constitute a default under any such lease, agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Parent or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

(b)           No Default has occurred and is continuing.

8.05.       Corporate Action.  Each of the Parent and the Subsidiary Guarantors has all necessary corporate or limited liability company power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party; the execution, delivery and performance by Parent and the Subsidiary Guarantors of the Basic Documents to which they are parties have been duly authorized by all necessary corporate or limited liability company action; and this Agreement has been duly and validly executed and delivered by the Parent and constitutes its legal, valid and binding obligation and each of the other Basic Documents to which the Parent or any of the Subsidiary Guarantors is to be a party constitute its legal, valid and binding obligation, in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

8.06.       Approvals. Each of the Parent and the Subsidiary Guarantors has obtained all authorizations, approvals and consents of, and has made all filings and registrations with, any governmental or regulatory authority or agency necessary for the execution, delivery or performance by it of any Basic Document to which it is a party, or for the validity or enforceability thereof.

8.07.       Regulations U and X. None of the Parent or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to purchase or carry any such margin stock.

8.08.       ERISA. The Parent and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA (other than to make contributions or premium payments in the ordinary course).

8.09.       Taxes.  Each of the Parent and its Subsidiaries has filed all United States Federal income Tax returns and all other material Tax returns which are required to be filed by it and has paid all Taxes due pursuant to such returns or pursuant to any assessment received by it, except to the extent the same may be contested as permitted by Section 9.02 hereof. The charges, accruals and reserves on the books of such Persons in respect of Taxes and other governmental charges are, in the opinion of the Parent, adequate.

8.10.       Subsidiaries; Agreements; Etc.

(a)           Schedule II hereto is a complete and correct list on the Funding Date of all Subsidiaries of the Parent and of all equity Investments held by the Parent or any of its Subsidiaries in any joint venture or other Person. Except as otherwise provided on Schedule III hereof, on the Funding Date, the Parent owns, free and clear of Liens, except for Liens permitted hereunder, all outstanding shares of such Subsidiaries and all such shares are validly issued, fully paid and non-assessable and the Parent (or the respective Subsidiary of the Parent) also owns, free and clear of Liens, all such Investments.

(b)           None of the Subsidiaries of the Parent (other than the Excluded Subsidiaries) is, on the Funding Date, subject to any indenture, agreement, instrument or other arrangement of the type described in Section 9.21(c) hereof (other than as permitted thereunder).

8.11.       Investment Company Act.  None of the Parent or its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

8.12.       Reserved.

8.13.       Ownership and Use of Properties.  Each of the Parent and its Subsidiaries will at all times have legal title to or ownership of, or the right to use pursuant to enforceable and valid agreements or arrangements, all tangible property, both real and personal, and all franchises, licenses, copyrights, patents and know-how which are material to the operation of its business as proposed to be conducted.

8.14.       Environmental Compliance.

(i)            No notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Parent’s knowledge, threatened by any governmental or other entity with respect to any (A) alleged violation by the Parent or any Subsidiary of any Environmental Law, (B) alleged failure by the Parent or any Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (C) generation, treatment, storage, recycling, transportation or disposal or Release (each a “Regulated Activity”) of any Hazardous Substances except for such as would not have a Material Adverse Effect; (ii) neither the Parent nor any Subsidiary has engaged in any Regulated Activity, other than as a generator (as such term is used in RCRA) in compliance with all applicable Environmental Laws; and (iii)  neither the Parent nor any Subsidiary has assumed from any third party, or indemnified any third party for, any Environmental Liability, except for Environmental Liabilities of the Parent and its Subsidiaries (without duplication) that relate to or result from any matter referred to in this clause which do not exceed in the aggregate, at any time, $10,000,000.

8.15.       Solvency.  At the Funding Date and after giving effect to the consummation of the transactions contemplated by this Agreement, each of the Parent and the Company will (i) have capital, cash flows and sources of working capital financing sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (ii) be able to pay its debts as they mature, and (iii) have assets (tangible and intangible) whose fair salable value exceeds its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities).

8.16.       Senior Debt.  The Indebtedness of the Parent to the Lenders hereunder, and the Indebtedness of the Company under the Company Guaranty and of the Subsidiary Guarantors under the

Subsidiary Guaranty, constitute “Senior Debt” (or similar debt) under and as defined in, the Senior Subordinated Debt Indentures and the other Senior Subordinated Debt Documents.

8.17.       Anti-Corruption Laws and Sanctions. The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, its Subsidiaries and their respective officers and employees, and, to the knowledge of the Parent and the Company its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Parent or any of its Subsidiaries being designated as a Sanctioned Person.  None of (a) the Parent, any of its Subsidiaries or to the knowledge of the Parent or the Company any of the respective directors, officers or employees of the Parent and its Subsidiaries, or (b) to the knowledge of the Parent and the Company, any agent of the Parent or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws applicable to the Parent or its Subsidiaries or applicable Sanctions.

8.18.       Anti-Money Laundering.  The operations of the Parent and its Subsidiaries, and to the Parent’s knowledge, of the Target and its Subsidiaries, are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Parent or any of its Subsidiaries conducts business (including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the U.S. PATRIOT Act of 2001, and the United Kingdom Proceeds of Crime Act of 2002, Terrorism Act 2000 and Money Laundering Regulations 2007), the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and, to the knowledge of the Parent no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Parent or any of its Subsidiaries, or  the Target and its Subsidiaries, with respect to the Anti-Money Laundering Laws is pending or threatened.

Section 9  Covenants.  The Parent and the Company each agree that, on and after the Effective Date, so long as any of the Bridge Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable hereunder, unless the Majority Lenders shall agree otherwise pursuant to Section 12.05 hereof:

9.01.       Financial Statements and Other Information.  The Parent shall deliver:

1)            to the Administrative Agent (and the Administrative Agent will make such materials available to the Lenders), as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, consolidated statements of income, retained earnings and cash flow of the Parent and its Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon (without qualification arising out of the scope of audit) of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Parent and its Subsidiaries as at the end of, and for, such fiscal year, and stating (or indicating in a footnote to such financial statements) that, in making the examination necessary for their above-described opinion (but without any special or additional procedures for that purpose), they obtained no knowledge, except as specifically stated, of any Default;

2)            to the Administrative Agent (and the Administrative Agent will make such materials available to the Lenders), as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent consolidated statements of income, retained earnings and cash flow of the Parent and its Subsidiaries for such fiscal quarter and for the portion of the fiscal year ended at the end of such fiscal quarter, and the related consolidated balance sheet as at the end of such fiscal quarter, and accompanied, in each case, by a certificate of the chief financial officer or vice president-treasurer of the Parent which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP (except for the absence of footnotes) consistently applied as at the end of, and for, such fiscal quarter (subject to normal year-end audit adjustments);

3)            to the Administrative Agent (and the Administrative Agent will deliver such materials to each Lender that has requested the same), within 60 days after the beginning of each fiscal year of the Parent, a copy of the consolidated operating budget, such budget to be accompanied by a certificate of the chief financial officer or vice president-treasurer of the Parent specifying the assumptions on which such budget was prepared, stating that such officer has no reason to question the reasonableness of any material assumptions on which such budget was prepared and providing such other details as the Administrative Agent may reasonably request;

4)            to the Administrative Agent (and the Administrative Agent will deliver such materials to each Lender that has requested the same), concurrently with the delivery of each certificate referred to in the last paragraph hereof, copies of all financial statements, reports and proxy statements mailed to shareholders or creditors of the Parent since the date of the last certificate delivered pursuant to the last paragraph hereof;

5)            to the Administrative Agent (and the Administrative Agent will deliver such materials to each Lender that has requested the same), concurrently with the delivery of each certificate referred to in the last paragraph hereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any reports which the Parent shall have filed with the Securities and Exchange Commission since the date of the last certificate delivered pursuant to the last paragraph hereof;

6)            to the Administrative Agent (and the Administrative Agent will make such materials available to the Lenders), if and when the Parent or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the Plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer the Plan, a copy of such notice;

7)            to the Administrative Agent (and the Administrative Agent will deliver such materials to each Lender that has requested the same), promptly following the delivery thereof to the Parent or to the Board of Directors or management of the Parent, a copy of any management letter or similar written report by independent public accountants with respect to the financial condition, operations, business or prospects of the Parent;

8)            to the Administrative Agent (and the Administrative Agent will make such notice available to the Lenders), promptly after management of the Parent or the Company knows or has reason to know that any Default has occurred and is continuing, a notice of such Default, describing the same in reasonable detail; and

9)            to the Administrative Agent and such Lender, promptly upon receipt of any such request, such additional financial and other information as any Lender may from time to time reasonably request.

The Parent will furnish to the Administrative Agent (and the Administrative Agent will make such notice available to each Lender), at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of its chief executive officer, chief financial officer or vice president-treasurer (i) to the effect that, to the best of such Person’s knowledge after due inquiry, no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail) and (ii) setting forth in reasonable detail the computations necessary to determine the Net Total Lease Adjusted Leverage Ratio, the Net Secured Lease Adjusted Leverage Ratio, the Fixed Charge Coverage Ratio, the Consolidated Leverage Ratio and to determine whether it was in compliance with Sections 9.09 through 9.11 hereof and the Consolidated Leverage Ratio for purposes of determining the Applicable Margin, as of the end of the respective fiscal quarter or fiscal year.  Any financial statement or other document required to be delivered pursuant to this Section 9.01 shall be deemed to have been delivered on the date on which the Parent posts such financial statement or other document on the Intralinks website on the Internet at www.intralinks.com or becomes available on the EDGAR system or any successor system of the Securities and Exchange Commission; provided that the Parent shall give prompt notice of any such posting to the Administrative Agent (who shall then give prompt notice of any such posting to the Lenders).  Notwithstanding the foregoing, the Parent shall deliver paper copies of any financial statement or other document referred to in this Section 9.01 to the Administrative Agent if the Administrative Agent or any Lender requests the Parent to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent or such Lender as the case may be.

The Parent represents and warrants that it and any of its Subsidiaries either (i) has no registered or publicly traded securities outstanding or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, each of the Parent and the Company hereby authorizes the Administrative Agent to make the financial statements to be provided under Section 9.01(1) and (2) above, along with the Basic Documents, available to Public-Siders.

The Parent hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Parent hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent or its Affiliates, or the respective securities of any of the foregoing within the meaning of federal and state securities laws (“MNPI”), and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Parent hereby agrees that (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Parent shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any MNPI; (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (d) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side

Information.”  The Parent will not request that any material be posted to Public-Siders without expressly representing to the Administrative Agent that such materials do not constitute MNPI.

9.02.       Taxes and Claims.  The Parent will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon the property of the Parent or such Subsidiary, provided that neither the Parent nor such Subsidiary shall be required to pay any such Tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by proper proceedings if it maintains adequate reserves with respect thereto.

9.03.       Insurance.  The Parent will maintain, and will cause each of its Subsidiaries to maintain, insurance with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Parent and its Subsidiaries operate, provided that in any event the Parent shall maintain or cause to be maintained:

(1)           Property Insurance — insurance against loss or damage covering all of the tangible real and personal property and improvements of the Parent and its Subsidiaries, by reason of any Peril (as defined below), in amounts as shall be reasonable and customary, but in no event less than the functional replacement cost of all such real and personal property and improvements. Such policy shall include insurance against loss of operating income earned from the operation of the business of the Parent and its Subsidiaries, by reason of any Peril affecting the operation thereof, and insurance against any other insurable loss of operating income by reason of any business interruption affecting the Parent to the extent covered by standard business interruption policies in the States in which the Properties are located.

(2)           Earthquake Insurance — insurance against loss or damage covering all of the tangible real and personal property and improvements of the Parent and its Subsidiaries, by reason of any earthquake peril, in amounts as shall be reasonable, customary and commercially available in the property/casualty insurance markets.

Such insurance (except the insurance described in paragraph (2) of this Section 9.03) shall be written by financially responsible companies selected by the Parent, having an A.M. Best rating of “A-” or better, or as acceptable to the Majority Lenders.

For purposes hereof, the term “Peril” shall mean, collectively, (i) earthquake outside California, (ii) fire, smoke, lightning, flood, windstorm, hail, explosion, riot and civil commotion, vandalism and malicious mischief and (iii) all other perils covered by the “all-risk” endorsement then in use in the States in which the Properties are located.

9.04.       Maintenance of Existence; Conduct of Business.  (a)   The Parent will preserve and maintain, and will cause each of its Subsidiaries to preserve and maintain, its legal existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and will conduct its business in a regular manner; provided that nothing herein shall prevent (i) the merger and dissolution of any Subsidiary of the Company into the Company or any Wholly-Owned Subsidiary of the Company so long as the Company or such Wholly-Owned Subsidiary is the surviving corporation (and, if such Subsidiary is not an Excluded Subsidiary prior to such merger or dissolution, the surviving corporation (if not the Company) is not an Excluded Subsidiary and is a Subsidiary Guarantor), (ii) the merger or consolidation of any Subsidiary of the Company (a “Merging Subsidiary”) with any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) provided that (A) such merger or consolidation is permitted under Section 9.12(vi) hereof and (B) the surviving entity is either (x) a Wholly-Owned

Subsidiary (and, if such Merging Subsidiary is not an Excluded Subsidiary prior to such merger or consolidation, the surviving entity is not an Excluded Subsidiary and is a Subsidiary Guarantor), or (y) an Excluded Subsidiary (provided that such Merging Subsidiary is an Excluded Subsidiary prior to such merger), (iii) the dissolution of any Wholly-Owned Subsidiary of the Company, or (iv) the abandonment of any right, privilege or franchise (including any lease) not material in the aggregate to the business of the Parent and its Subsidiaries.

(b)           The Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

9.05.       Maintenance of and Access to Properties.

1)            The Parent will keep, and will cause each of its Subsidiaries to keep, all of its properties necessary in its business in good working order and condition (having regard to the condition of such properties at the time such properties were acquired by the Parent or such Subsidiary), ordinary wear and tear excepted, and will permit representatives of the Lenders to inspect such properties and, upon reasonable notice and at reasonable times, to examine and make extracts and copies from the books and records of the Parent and any such Subsidiary.

2)            The Parent will, and will cause its Subsidiaries to, do all things necessary to preserve and keep in full force and effect all trademarks, patents, service marks, trade names, copyrights, franchises and licenses, and any rights with respect thereto, which are necessary for and material to the conduct of the business of the Parent and its Subsidiaries taken as a whole.

9.06.       Compliance with Applicable Laws. The Parent will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental body or regulatory authority (including, without limitation, ERISA and all Environmental Laws), in each case a breach of which would have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

9.07.       Litigation.  The Parent will promptly give to the Administrative Agent (which shall promptly notify each Lender) notice in writing of (i) all judgments against the Parent or any of its Subsidiaries (other than judgments covered by insurance) which in the individual exceed $25,000,000 and in the aggregate exceed $50,000,000 (excluding unrelated individual judgments of $50,000) and (ii) all litigation and of all proceedings of which it is aware before any courts, arbitrators or governmental or regulatory agencies affecting the Parent or any of its Subsidiaries except litigation or proceedings which, if adversely determined, would not in the reasonable opinion of the Parent have a Material Adverse Effect.

9.08.       Indebtedness.  The Parent will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

(i)           (A) Indebtedness to the Lenders hereunder; and (B) Indebtedness to the lenders under the Existing Credit Agreement (other than Indebtedness under increases to the Revolving Commitments (as defined in the Existing Credit Agreement) pursuant to Section 2.01(b) of the Existing Credit Agreement or the borrowing of Incremental Term Loans (as defined in the Existing Credit Agreement) pursuant to Section 2.01(c) of the Existing Credit Agreement);

(ii)          the Indebtedness existing on the Original Effective Date and set forth in Schedule III hereto (including any extensions, renewals or refunding of such Indebtedness, so long as the maximum principal amount of such Indebtedness is not increased);

(iii)         Indebtedness of the Parent or the Subsidiary Guarantors issued pursuant to the Senior Subordinated Debt Indentures (including the subordinated Guarantees of Senior Subordinated Debt by Subsidiary Guarantors and the Parent pursuant to the Senior Subordinated Debt Documents) and other Indebtedness of the Parent or the Subsidiary Guarantors subordinated to the obligations of the Parent or the Subsidiary Guarantors, as applicable, hereunder and under the Basic Documents to at least the same extent as the other Senior Subordinated Debt, so long as such other Indebtedness has no scheduled payments of principal prior to the Maturity Date and after giving effect to such Indebtedness, the Parent is in compliance on a pro forma basis with Sections 9.09 through 9.11 hereof, as at the last day of the latest fiscal quarter for which financial statements are available;

(iv)         Senior Unsecured Debt (including any Guarantees of Senior Unsecured Debt by Subsidiary Guarantors and by the Parent) so long as such Indebtedness has no scheduled payments of principal prior to the Commitment Termination Date (as defined in the Existing Credit Agreement) and after giving effect to such Senior Unsecured Debt, the Parent is in compliance on a pro forma basis with Sections 9.09 through 9.11 hereof, as at the last day of the latest fiscal quarter for which financial statements are available;

(v)           so long as no Default shall have occurred or be continuing hereunder at the time of such creation or incurrence,

(a)           Seller Indebtedness;

(b)           Indebtedness incurred pursuant to the instruments governing Permitted Mortgage Financings (A) secured by Existing Physical Facilities (provided, that the aggregate amount outstanding of all such Indebtedness incurred in respect of Existing Physical Facilities shall not at any time exceed $250,000,000), or (B) secured by Physical Facilities acquired by the Parent or any of its Subsidiaries after the Effective Date;

(c)           Indebtedness in respect of agreements not to compete;

(d)           Capital Lease Obligations;

(e)           Indebtedness consisting of reimbursement obligations in respect of bank guarantees or letters of credit issued by any bank for the account of the Parent or any of its Subsidiaries, in an aggregate amount incurred pursuant to this clause (e) not to exceed $25,000,000 at any time;

(f)            Indebtedness in respect of any Hedging Agreement and any Cash Management Agreement;

(g)           Indebtedness of the Parent in an aggregate outstanding principal amount not at any time exceeding $50,000,000;

(h)           any guaranty by the Parent of Indebtedness incurred pursuant to the foregoing subclauses (b), (c), (d) or (e) by a Subsidiary of the Parent;

(i)            Acquired Debt of the Parent or any Subsidiary;

(j)            Indebtedness of (A) the Parent to any Subsidiary, (B) any Subsidiary to any Subsidiary or (C) any Subsidiary to the Parent, provided that any Indebtedness incurred pursuant to the foregoing clause (B) or (C) is permitted as an Investment by the lender thereof under Section 9.14 hereof; and

(k)           Indebtedness of any Excluded Subsidiary to any minority shareholder or partner in such Excluded Subsidiary;

provided, that Indebtedness incurred pursuant to the foregoing subclauses (a) and (c) may be incurred only in connection with Permitted Acquisitions;

(vi)          so long as no Default shall have occurred and be continuing hereunder at the time of such creation or incurrence, Indebtedness created or incurred by any Excluded Subsidiary (including any Guarantees of such Indebtedness by the Parent and any Subsidiary), subject to the limitations set forth in Section 9.09 hereof; provided that at the time of such incurrence and giving effect thereto:  (A) the aggregate then outstanding amount of Indebtedness of Excluded Subsidiaries (including, for the avoidance of doubt, IM Brazil but not including the Canadian Subsidiaries, it being agreed the amount of Indebtedness that may be incurred by the Canadian Subsidiaries under this paragraph (vi) is governed by clause (C) below) does not exceed $850,000,000 (in each case, exclusive of any Indebtedness incurred in the form of Loans or other obligations hereunder); (B) the aggregate outstanding amount of Indebtedness of IME and IM UK (exclusive of (i) any Indebtedness incurred by IME and IM UK in the form of Loans or other obligations hereunder and (ii) any Indebtedness incurred by IME and IM UK in reliance on clause (vi)(A) above) does not exceed £400,000,000; (C) in the case of Indebtedness of the Canadian Subsidiaries, the ratio (calculated as at the end of the most recently completed fiscal quarter for the period of four fiscal quarters then ended) of (1)(x) the aggregate outstanding amount of Indebtedness of the Canadian Subsidiaries at the end of such fiscal quarter minus (y) the aggregate amount of cash and Liquid Investments of the Canadian Subsidiaries at such date to (2) the EBITDA for such period attributable to the Canadian Subsidiaries for such period does not exceed 5.0 to 1; and

(vii)        Indebtedness incurred pursuant to the instruments governing Accounts Receivable Financings (provided, that the aggregate amount outstanding of all such obligations incurred pursuant to such Accounts Receivable Financings permitted under this clause (vii) shall not at any time exceed $300,000,000).

9.09.       Net Total Lease Adjusted Leverage Ratio.  On and after the Funding Date, the Parent will not, as at the end of any fiscal quarter, permit the ratio, calculated as at the end of such fiscal quarter for the period of four fiscal quarters then ended, of (i) (x) the sum of the aggregate outstanding principal amount of Funded Indebtedness (on a consolidated basis) of the Parent and its Subsidiaries at such date plus eight times the Rent Expense for such period less (y) the aggregate amount of cash and Liquid Investments of the Parent and Subsidiaries at such date to (ii) EBITDAR for such period (the “Net Total Lease Adjusted Leverage Ratio”) to exceed 6.50 to 1; provided, that Parent may elect on one occasion during the term of this Agreement (by written notice to the Administrative Agent) to increase such maximum Net Total Lease Adjusted Leverage Ratio to 7.00 to 1.00 for a period of up to two fiscal quarters commencing with the fiscal quarter during which a Permitted Acquisition in which the Acquisition Consideration was at least $500,000,000 occurred (such two-fiscal quarter period, an “Adjusted Financial Covenant Period”) as long as the Parent, at the time of such notice, delivers to the Administrative Agent projections prepared in good faith demonstrating that the Net Total Lease Adjusted Leverage Ratio will not exceed 7.00 to 1.00 for such period of two fiscal quarters.

9.10.       Net Secured Lease Adjusted Leverage Ratio.  The Parent will not, as at the end of any fiscal quarter, permit the ratio, calculated as at the end of such fiscal quarter for the period of four fiscal quarters then ended, of (i) (x) the sum of the aggregate outstanding principal amount of Secured Debt (on a consolidated basis) of the Parent and its Subsidiaries at such date plus eight times the Rent Expense for such period less (y) the aggregate amount of cash and Liquid Investments of the Parent and Subsidiaries at such date to (ii) EBITDAR for such period (the “Net Secured Lease Adjusted Leverage Ratio”) to exceed 4.00 to 1.

9.11.       Fixed Charges Coverage Ratio.  The Parent will not, as at the end of any fiscal quarter ending during any period set forth below, permit the ratio, calculated as at the end of such fiscal quarter for the period of four fiscal quarters then ended (the “Test Period”), of (i) EBITDAR for such Test Period to (ii) Fixed Charges for such Test Period to be less than 1.50 to 1.

For purposes of calculating any ratio set forth in this Section, if the Parent elects pursuant to the penultimate sentence of the definition of EBITDA to include in EBITDA for the period to which such ratio relates the pro forma amounts referred to in such sentence, there shall be included in Fixed Charges for such period, on a pro forma basis, principal payable and interest accruing during such period on Indebtedness (and the interest portion of payments under Capitalized Lease Obligations) assumed or incurred by the Parent and its Subsidiaries (on a consolidated basis) in connection with any Permitted Acquisition having Acquisition Consideration of more than $1,000,000 during such period.

9.12.       Mergers, Asset Dispositions. Etc.  Except as expressly permitted by Section 9.04 hereof, the Parent will not, and will not permit any of its Subsidiaries to, be a party to any merger or consolidation, or sell, lease, assign, transfer or otherwise dispose of any assets, or acquire assets from any Person, except:

(i)            dispositions and acquisitions of inventory in the ordinary course of business;

(ii)           dispositions of worn out or obsolete tools or equipment no longer used or useful in the business of the Parent and its Subsidiaries, provided that no single disposition of tools or equipment shall have a fair market value (determined in good faith by the Company at the time of such disposition) in excess of $15,000,000;

(iii)          Capital Expenditures;

(iv)          acquisitions of Investments permitted under Section 9.14 hereof, dispositions of Investments described in clauses (i), (ii) and (iii) of Section 9.14 hereof and dispositions of other assets; provided, that the Net Cash Proceeds of the dispositions of such other assets shall be subject to the provisions of Section 3.02(c) hereof (including that such Net Cash Proceeds in any fiscal year of more than the sum of 10% of Consolidated Net Tangible Assets at the end of the immediately preceding fiscal year may not be used for a Reinvestment Event);

(v)           subject to compliance with the provisions of Section 9.21(b) hereof, the sale, lease, assignment, transfer or other disposition of any assets by the Parent or any Subsidiary of the Parent to the Parent or any Subsidiary thereof (other than Excluded Subsidiaries), provided, that (i) if such transfer is of material assets by the Parent, the Company or a Subsidiary Guarantor, the recipient of such transfer shall also be the Parent, the Company or a Subsidiary Guarantor and (ii) any Excluded Subsidiary may transfer assets to the Parent, the Company or any other Subsidiary (including any Excluded Subsidiary);

(vi)          so long as no Default shall have occurred and be continuing hereunder at the time of such Acquisition or transaction, Permitted Acquisitions and related Additional Expenditures and any other transaction expressly permitted by Section 9.14 hereof; and

(vii)         dispositions of accounts receivable and related general intangibles, and related lockbox and other collection accounts records and/or proceeds pursuant to the instruments governing an Accounts Receivable Financing permitted by Section 9.08 hereof;

For purposes of this Section 9.12, “Permitted Acquisition” shall mean any Acquisition complying with the following:

1)            Compliance With Financial Covenants. After giving effect to each such acquisition and any related incurrence of Indebtedness, the Parent is in compliance on a pro forma basis with Sections 9.09 through 9.11 hereof as at the last day of the latest fiscal quarter for which financial statements are available.

2)            Lines of Business, Etc.  Each such Acquisition shall not be “hostile” and shall be of assets relating to the records and information management services and data management services business or activities related thereto (or of 100% of the stock or other equity interests of Persons whose assets consist substantially of such assets) or through the merger or consolidation  of such a Person with a Subsidiary of the Parent (or transaction of similar effect), which merger, consolidation or transaction shall comply with Section 9.04 hereof.

9.13.       Liens. The Parent will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any property or assets, now owned or hereafter acquired, securing any Indebtedness or other obligation, except: (i) the Liens existing on the Original Effective Date set forth in Schedule III and Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien set forth on Schedule III, provided that the principal amount of such Indebtedness is not increased and is not secured by any additional assets; (ii) (A) Liens contemplated by clauses (b), (d), (e) and (g) of Section 9.08(v) hereof; and (B) Liens securing Acquired Debt, provided that such Liens cover only those assets that were covered by such Liens prior to the relevant acquisition; (iii) attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings, provided that either (A) the claims in respect of such Liens are fully covered by insurance or (B) the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are in an amount not to exceed $25,000,000 in the aggregate and are being contested in good faith by appropriate proceedings diligently prosecuted; (iv) Liens on properties or assets of an Excluded Subsidiary securing Indebtedness of such Excluded Subsidiary permitted hereunder; (v) other Liens arising in the ordinary course of the business of the Parent or such Subsidiary which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; (vi) Liens under the instruments governing (A) an Accounts Receivable Financing or (B) a Permitted Mortgage Financing permitted by Section 9.08 hereof and (vii) Liens securing the Indebtedness under the Existing Credit Agreement.

9.14.       Investments.  The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or permit to remain outstanding any advances, loans or other extensions of credit or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property or assets or otherwise), or purchase or own any stocks, bonds, notes, debentures or other securities of, any Person (all such transactions being herein called “Investments”), except:

(i)            operating deposit accounts with any bank or financial institution;

(ii)           Liquid Investments;

(iii)          subject to Section 9.16 hereof, Investments in accounts and chattel paper as defined in the Uniform Commercial Code and notes receivable acquired in the ordinary course of business as presently conducted;

(iv)          Investments in an insurer required as a condition to the provision by such insurer of insurance coverage contemplated by Section 9.03 hereof;

(v)           (w) equity Investments in Wholly-Owned Subsidiaries of the Parent; (x) additional equity Investments in Subsidiaries of the Parent (other than Wholly-Owned Subsidiaries) with the prior written consent of the Majority Lenders and (y) Investments in the form of loans, advances or other obligations owed by any Wholly-Owned Subsidiary to the Parent, and Investments in the form of loans, advances or other obligations owed by the Parent to any Wholly-Owned Subsidiary; provided that, solely to the extent that the Parent shall make Investments in a mortgagor under a Permitted Mortgage, the aggregate amount of Investments permitted by subclauses (w) or (y) of this clause (v) in any Subsidiary of the Parent that is a mortgagor under any Permitted Mortgage shall not exceed, in the aggregate for all such Subsidiaries, $100,000,000 at any one time outstanding.

(vi)          Investments consisting of loans or advances to officers and directors of the Parent and its Subsidiaries in an amount not to exceed $2,000,000 in the aggregate and loans or advances made to employees of the Parent to permit such employees to exercise options to purchase Capital Stock of the Parent;

(vii)         (x) Investments in Persons that are not Subsidiaries of the Parent and (y) Investments in Subsidiaries of the Parent (to the extent such Investments are not permitted under clause (v) of this Section 9.14); provided that the aggregate outstanding amount of Investments made after the Effective Date pursuant to this clause (vii) shall not at any time exceed $100,000,000;

(viii)        Investments consisting of Permitted Acquisitions in accordance with Section 9.12 hereof;

(ix)          subject to Section 9.16 hereof and on terms and pursuant to documentation in all respects reasonably satisfactory to the Administrative Agent, Investments in Affiliates of the Parent (which are not Wholly-Owned Subsidiaries of the Parent) to facilitate the construction or acquisition of records management facilities including, without limitation, the acquisition of real estate for development purposes;

(x)           subordinated Guarantees of Senior Subordinated Debt by Subsidiaries of the Parent which are Guarantors and the Parent pursuant to the Senior Subordinated Debt Documents;

(xi)          Guarantees of Senior Unsecured Debt by Subsidiaries of the Parent which are Guarantors and the Parent pursuant to the agreements governing such Senior Unsecured Debt;

(xii)         equity Investments and loans and advances and other extensions of credit to any Excluded Subsidiary;

(xiii)        Investments constituted by Hedging Agreements and Cash Management Agreements; and

(xiv)        Investments by the Parent in any Subsidiary formed pursuant to the instruments governing an Accounts Receivable Financing permitted by Section 9.08 hereof.

9.15.       Restricted Payments.  The Parent will not, and will not permit any of the Parent’s Subsidiaries to, declare or make any Restricted Payment, except that the Parent may make additional Restricted Payments constituting the purchase, redemption, retirement or other acquisition of shares of any class of Capital Stock of the Parent (such Restricted Payments, “Stock Repurchases”) and declare and make dividend payments on any shares of any class of Capital Stock of the Parent (such Restricted Payments, “Dividend Payments”) subject to the satisfaction of each of the following conditions on the date of such Stock Repurchase or Dividend Payment and after giving effect thereto:

(i)            no Default shall have occurred and be continuing; and

(ii)           the Net Total Lease Adjusted Leverage Ratio on the last day of the most recently completed fiscal quarter of the Parent, on a pro forma basis, after giving effect to any purchase, redemption or retirement of any Subordinated Indebtedness or Senior Unsecured Debt consummated on or prior to the date thereof and to any borrowings to finance the same and the Stock Repurchases and the Dividend Payments, is less than or equal to 6.0 to 1.

In addition, so long as the Parent is a REIT, the Parent and its Subsidiaries may make Restricted Payments (a)(i) provided that they do not exceed in the aggregate, for any four consecutive fiscal quarters of the Parent, 95% of Funds From Operations for such four fiscal quarter period or (ii) in such greater amount as may be required for the Parent to continue to be qualified for taxation as a REIT or to avoid the imposition of income or excise taxes on the Parent, and (b) without duplication of any amounts described in clause (a), the Parent may make any Restricted Payment required to qualify as a REIT, including, for the avoidance of doubt, any Restricted Payment necessary to satisfy the requirements of Section 857(a)(2)(B) of the Code, or any successor provision.

Nothing herein shall be deemed to prohibit the payment of dividends by any Subsidiary of the Parent to the Parent or to any other Subsidiary of the Parent.

9.16.       Transactions with Affiliates.  Except as otherwise expressly permitted by this Agreement, the Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(i)            make any Investment in an Affiliate of the Parent;

(ii)           transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate of the Parent;

(iii)          merge into or consolidate with or purchase or acquire assets from an Affiliate of the Parent; or

(iv)          enter into any other transaction directly or indirectly with or for the benefit of an Affiliate of the Parent (including, without limitation, guarantees and assumptions of obligations of an Affiliate of the Parent);

provided that (a) any Affiliate who is an individual may serve as a director, officer or employee of the Parent and receive reasonable compensation or indemnification in connection with his or her services in such capacity; (b) the Parent or a Subsidiary of the Parent may enter into any transaction with an Affiliate of the Parent if the monetary or business consideration arising therefrom would be substantially as advantageous to the Parent or such Subsidiary as the monetary or business consideration which would obtain in a comparable arm’s length transaction with a Person similarly situated to the Parent but not an Affiliate of the Parent; and (c) the Parent may make Investments in Affiliates permitted by Section 9.14(ix) hereof and may create Residual Assurances for the benefit of an Affiliate permitted by Section 9.23 hereof in either case in connection with the construction and/or acquisition of records management facilities to be leased to the Parent or a Subsidiary, so long as, taking such transaction as a whole (giving effect to such Investment or Residual Assurance, and the lease of such facility to the Parent or such Subsidiary) such Affiliate is not disproportionately benefited.

9.17.       Subordinated Indebtedness and Senior Unsecured Debt.  The Parent will not, nor will it permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness or Senior Unsecured Debt, except for:

(i)            regularly scheduled payments or prepayments of principal and interest in respect thereof required pursuant to the instruments evidencing such Subordinated Indebtedness (other than Seller Indebtedness) or Senior Unsecured Debt;

(ii)           so long as no Default has occurred and is continuing, scheduled payments of principal of and interest on, and expenses and indemnities incurred in connection with, Seller Indebtedness;

(iii)          [reserved]; and

(iv)          any other purchase, redemption or retirement of Subordinated Indebtedness or Senior Unsecured Debt, so long as (i) no Default has occurred and is continuing and (ii) either (A) such other purchase, redemption or retirement is in connection with a refinancing of such Subordinated Indebtedness or Senior Unsecured Debt with the proceeds of, or in connection with an exchange of such Subordinated Indebtedness or Senior Unsecured Debt for a new series of, Senior Subordinated Debt or Senior Unsecured Debt issued within 180 days of the substantial completion of such purchase, redemption or retirement or (B) after giving effect to such purchase, redemption or retirement and any related incurrence of Indebtedness, the Net Total Lease Adjusted Leverage Ratio, on a pro forma basis, after giving effect to such purchase, redemption or retirement and any Stock Repurchase and any Dividend Payment consummated on or prior to the date thereof, and to any borrowings to finance the same, is less than or equal to 6.5 to 1.0.

9.18.       Lines of Businesses.  Neither the Parent nor any of its Subsidiaries, taken as a whole, shall engage to any substantial extent in any business activity other than the records and information management services and data management services business or activities related or incidental thereto.

9.19.       Modification of Other Agreements.  The Parent will not request or consent to any modification, supplement or waiver of any of the provisions of (i) any instrument or document evidencing or governing Subordinated Indebtedness (other than any such modification, supplement or waiver to the Senior Subordinated Debt Indentures necessary or customary to provide for the issuance of additional

Indebtedness thereunder), (ii) the Escrow Agreement or (iii) the Scheme (in each case, except on terms and pursuant to documentation in all respects reasonably satisfactory to the Administrative Agent).

9.20.       Use of Proceeds.  The Parent will not request any Loan and shall not use, and shall procure that its Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

9.21.       Certain Obligations Respecting Subsidiaries.  (a)  The Parent will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that the Parent and each of its Subsidiaries at all times owns all of the issued and outstanding shares of each class of Capital Stock of each of such Person’s Subsidiaries (other than, in each case, Capital Stock of Excluded Subsidiaries and Upper Providence Venture I, L.P.).  Without limiting the generality of the foregoing, the Parent shall not, and shall not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of any shares of stock in any Subsidiary (other than, subject to Section 9.12 hereof, an Excluded Subsidiary) owned by them, nor permit any Subsidiary of the Parent (other than an Excluded Subsidiary) to issue any shares of Capital Stock of any class whatsoever to any Person (other than to the Parent or to another Wholly-Owned Subsidiary or pursuant to Section 9.12 hereof).

(b)           If at any time a Subsidiary of the Parent is required to become (i) a Notes Guarantor pursuant to the Senior Unsecured Indenture or (ii) a guarantor of any senior notes issued by the Parent after the Effective Date, the Parent shall, and shall cause the appropriate Subsidiaries of the Parent to cause such Subsidiary to (x) become a party to the Subsidiary Guaranty or execute and deliver such other guaranties in form and substance satisfactory to the Administrative Agent, guaranteeing payment of the Parent’s obligations hereunder and (y) do all other things which may be necessary or which the Administrative Agent may reasonably request in order to confer upon and confirm to the Lenders the benefits of such guaranty.

(c)           The Parent will not permit any of its Subsidiaries (other than Excluded Subsidiaries or any SPE acting pursuant to the terms of an Accounts Receivable Financing or Permitted Mortgage Financing permitted by the terms of this Agreement) to enter into, after the Funding Date, any indenture, agreement, instrument or other arrangement (other than any agreements governing Senior Unsecured Debt permitted under Section 9.08(iv) hereof and the Senior Subordinated Debt Documents) that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the declaration or payment of dividends, the making of loans, advances or Investments or the granting of Liens, the sale, assignment, transfer or other disposition of Property (except for customary provisions restricting the granting of Liens on Property or the sale, assignment or other disposition of Property, to the extent (w) such provisions are contained in an agreement evidencing the payment of Indebtedness that is permitted under Section 9.08(v) hereof, (x) such Indebtedness is secured by a Lien permitted to exist under Section 9.13 hereof and (y) such agreement prohibits the creation of any other Lien on only the Property securing such Indebtedness as of the day such agreement was entered into).

9.22.       Environmental Matters.  The Parent will promptly give to the Lenders notice in writing of any complaint, order, citation, notice or other written communication from any Person with respect to, or if the Parent becomes aware after due inquiry of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or the incurrence of any liability, obligation, remedial action, loss, damage, cost, expense, fine, penalty or sanction resulting from any air emission, water discharge, noise emission, asbestos, Hazardous Substance or any other environmental, health or safety matter at, upon, under or within any property now or previously owned, leased, operated or used by the Parent or any of its Subsidiaries or any part thereof, or due to the operations or activities of the Parent, any Subsidiary or any other Person on or in connection with such property or any part thereof (including receipt by the Parent or any Subsidiary of any notice of the happening of any event involving the Release or cleanup of any Hazardous Substance), (ii) any Release on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, (iii) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law of any Hazardous Substances on or about such property or any part thereof and (iv) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each of the cases (i), (ii), (iii) and (iv), which individually or in the aggregate could have a Material Adverse Effect.

9.23.       Residual Assurances.  The Parent will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Residual Assurances, except that (notwithstanding Sections 9.08 and 9.14) the Company may create a Residual Assurance with respect of the construction or acquisition of any records management facility by any Affiliate of the Company so long as (a) the maximum liability of the Company in respect of such Residual Assurance does not exceed 15% of the fair market value (as determined in good faith by the Board of Directors of the Company) of the completed records management facility, and (b) the maximum liability of the Company in respect of all Residual Assurances does not exceed $3,000,000 in the aggregate.

9.24.       Escrow Account Deposit. If the Closing Date does not occur by May 2, 2016, the Parent shall, within five Business Days, make deposits in the Escrow Account in an amount such that, after such deposit, the aggregate amount on deposit in the Escrow Account (and subject to the Escrow Agreement) is $850,000,000.

Section 10  Defaults.

10.01.     Events of Default.  If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

1)            default in the payment of any principal of or interest on any Loan or any other amount payable hereunder when due; or

2)            the Parent or any of its Subsidiaries (other than Excluded Subsidiaries) shall default in the payment when due of any principal of or interest on any Indebtedness having an aggregate outstanding principal amount of at least $25,000,000 (other than the Loans and other than Indebtedness of any SPE for which there is no recourse to the Parent or any Subsidiary other than an SPE); or any event or condition shall occur which results in the acceleration of the maturity of any such Indebtedness of the Parent or any of its Subsidiaries (other than Excluded Subsidiaries) or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof; or

3)            any representation or warranty made or deemed made by the Parent, the Company or any Subsidiary Guarantor in any Basic Document, or in any certificate or financial information furnished to any Lender, the Administrative Agent pursuant to the provisions of any Basic Document, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

4)            (i) the Parent or the Company shall default in the performance of any of its obligations under Sections 9.08 through 9.21, 9.23 and 9.24 hereof or (ii) any Subsidiary Guarantor shall default in the performance of any of its other obligations in any Basic Document, and such default described in this subclause (ii) shall continue unremedied for a period of 25 days after notice thereof to the Parent by the Administrative Agent or the Majority Lenders (through the Administrative Agent); or

5)            the Parent or any Significant Subsidiary (or a group of Subsidiaries that, if consolidated, would constitute a Significant Subsidiary) shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

6)            the Parent or any Significant Subsidiary (or group of Subsidiaries that, if consolidated, would constitute a Significant Subsidiary) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, interim receiver, receiver-manager, custodian, trustee or liquidator or like official of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition, case or proceeding seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

7)            a proceeding or case shall be commenced, without the application or consent of the Parent or any Significant Subsidiary (or group of Subsidiaries that, if consolidated, would constitute a Significant Subsidiary) in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, interim receiver, receiver-manager, custodian, liquidator or the like of such Person or of all or any substantial part of its assets, or (iii) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against such Person shall be entered in an involuntary case or proceeding under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or

8)            one or more judgments or decrees shall be entered against the Parent or any of its Significant Subsidiaries involving in the aggregate liabilities (not paid or in excess of the amount recoverable by insurance) of $25,000,000 or more, and all such judgments and decrees shall not have been vacated, discharged, stayed or appealed (as long as enforcement is effectively stayed during such appeal or such appeal is bonded, if required) within 30 days from the entry thereof;

9)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability to the Parent and its Significant Subsidiaries of $25,000,000 or more;

10)          any Change of Control shall occur; or

11)          the Company Guaranty or the Subsidiary Guaranty shall cease, for any reason, to be in full force and effect (other than as provided therein) or any party thereto (other than the Lenders) shall so assert in writing.

THEREUPON: the Administrative Agent may (and, if directed by the Majority Lenders, shall) (a) declare the principal amount then outstanding of and the accrued interest on the Loans and all other amounts payable hereunder to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Parent; provided that in the case of the occurrence of an Event of Default with respect to the Parent referred to in clause (6) or (7) of this Section 10.01, the principal amount then outstanding of and the accrued interest on the Loans and all other amounts payable hereunder shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Parent.

Section 11  The Administrative Agent; Other Agents.

11.01.     Appointment Powers and Immunities.  Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Basic Documents with such powers as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this Section 11 shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Basic Documents, and shall not by reason of this Agreement or any other Basic Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or any other Basic Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Basic Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Basic Document or any other document referred to or provided for herein or therein or for any failure by the Parent or any of the Subsidiary Guarantors or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Basic Document except to the extent requested by the Majority Lenders; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Basic Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

11.02.     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Basic Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Majority Lenders and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

11.03.     Defaults.  The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than a Default of the type specified in Section 10.01(1) hereof) unless the Administrative Agent has received notice from a Lender or the Parent specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The

Administrative Agent shall (subject to Section 11.07 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. The Administrative Agent shall deliver to the Lenders a copy of any written declaration made pursuant to the second to last paragraph of Section 10.01 hereof.

11.04.     Rights as a Lender.  With respect to its Bridge Commitments and the Loans made by it, the Administrative Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent in its individual capacity may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Parent and the Subsidiary Guarantors (and their respective Affiliates) as if it were not acting as the Administrative Agent, and the Administrative Agent in its individual capacity may accept fees and other consideration from the Parent (in addition to the agency fees and arrangement fees heretofore agreed to between the Parent and the Administrative Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

11.05.     Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 12.03 or 12.04 hereof, but without limiting the obligations of the Company and the Parent under said Sections 12.03 and 12.04), ratably in accordance with the principal amount of their respective Loans outstanding, or if no Loans are outstanding, ratably in accordance with their respective Bridge Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Basic Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Parent is obligated to pay under Sections 12.03 and 12.04 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

11.06.     Non-Reliance on Administrative Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each of the Parent and Subsidiary Guarantors and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Basic Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Parent and the Subsidiary Guarantors of this Agreement or any of the other Basic Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any of the Parent or any of the Subsidiary Guarantors. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or the other Basic Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any of the Parent or any of the Subsidiary Guarantors (or any of their affiliates) which may come into the possession of the Administrative Agent.

11.07.     Failure to Act.  Except for action expressly required of the Administrative Agent hereunder and under the other Basic Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 11.05 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

11.08.     Resignation or Removal of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Parent and the Administrative Agent may be removed at any time that it is a Defaulting Lender by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent reasonably acceptable to the Parent (provided that the Parent’s consent shall not be required during the occurrence or continuance of an Event of Default). Upon any such resignation or removal, the Administrative Agent that resigned or was removed shall, to the extent that its annual agency fee was paid in advance, pay to the Parent an amount equal to such fee multiplied by a fraction the numerator of which shall be the number of days remaining on the date of such resignation or removal until the next anniversary of the Funding Date, and the denominator of which shall be 365. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the Administrative Agent that is a Defaulting Lender (the “Notice Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Parent. Any successor Administrative Agent shall be (i) a Lender or (ii) if no Lender has accepted such appointment within 30 days after the Notice Date, a bank which has an office in New York, New York with a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

11.09.     Joint Lead Arrangers, Joint Bookrunners, Documentation Agents and Co-Syndication Agents. None of the Joint Lead Arrangers, Joint Bookrunners, Co-Documentation Agents, Co-Syndication Agent or Co-Managers shall have any duties or responsibilities under the Basic Documents in their respective capacities as such.

11.10.     Additional Ministerial Powers of the Administrative Agent.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders to take any action to release Guaranties and as provided in Section 12.16 hereof.

Section 12  Miscellaneous.

12.01.     Waiver.  No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Basic Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Basic Documents are cumulative and not exclusive of any remedies provided by law.

12.02.     Notices.  All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telecopy or other writing and telecopied, mailed or delivered to the intended recipient (a) in the case of each of the Parent or the Administrative Agent at the “Address for Notices” specified below its name on the signature pages hereof; (b) in the case of any Lender, at its address (or telecopy number) set forth in its Administrative Questionnaire; or, as to any party, at such other address as shall be designated by such party in a notice to the each of the Parent and the Administrative Agent given in accordance with this Section 12.02. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier (and receipt is electronically confirmed), personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.  In addition, such notices and other communications may be delivered or furnished by electric communications pursuant to procedures approved by the Administrative Agent.

12.03.     Expenses Etc.  The Parent agrees to pay or reimburse, without duplication of any amounts otherwise already so paid or reimbursed by the Parent elsewhere under this Agreement, each of the Lenders, the Administrative Agent and the Arrangers for paying: (a) the reasonable fees and expenses of Simpson Thacher & Bartlett LLP, special counsel to the Administrative Agent, in connection with (i) the preparation, execution and delivery of this Agreement (including the Exhibits hereto) and the making of the Loans hereunder and (ii) any modification, supplement or waiver of any of the terms of this Agreement or any other Basic Document (including, without limitation, the amendment and restatement evidenced hereby); (b) all reasonable costs and expenses of the Lenders, the Administrative Agent and the Arrangers (including reasonable counsels’ fees) in connection with the enforcement of this Agreement or any other Basic Document or any bankruptcy, insolvency or other proceedings); (c) all mortgage, intangible, transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other Basic Document or any other document referred to herein or therein; and (d) all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any document referred to herein or therein.

12.04.     Indemnification.  The Parent shall indemnify the Administrative Agent, the Arrangers, the Lenders and each affiliate thereof and their respective directors, officers, employees, advisors and agents (each, an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of, relate to or result from any (i) Loan by any Lender hereunder or (ii) breach by the Parent of this Agreement or any other Basic Document or (iii) any Environmental Liabilities (whether known or unknown) or (iv) any investigation, litigation or other proceeding (including any threatened investigation or proceeding)  as well as any amendment or waiver relating to the foregoing or to any Basic Document, and the Parent shall reimburse the Administrative Agent and each Lender, and each affiliate and their respective directors, officers, employees, advisors and agents, upon demand for any reasonable expenses (including legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the  gross negligence or willful misconduct of the Person to be indemnified; provided, however, that in no event will any Indemnitee have any liability for any indirect, consequential, special or punitive damages in connection with this Agreement, any Basic Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

12.05.     Amendments. Etc.  No amendment or waiver of any provision of this Agreement, nor any consent to any departure by the Parent therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Majority Lenders and the Parent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such change, waiver, discharge or termination shall, without the consent of each Lender directly affected thereby, (i) extend the Maturity Date (it being understood that any “extension” pursuant to Section 2.01(b) hereof and any waiver of any prepayment of Loans shall not constitute any such extension), or extend the scheduled date of payment of principal of any Loan, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or fees (it being agreed that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in interest or fees for purposes of this clause (i)), or reduce the principal amount thereof, or increase any Bridge Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Bridge Commitments shall not constitute a change in the terms of a Bridge Commitment of a Lender), (ii) amend, modify or waive any provision of this Section 12.05, (iii) reduce the percentage specified in, or otherwise modify, the definition of Majority Lenders, (iv) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty and the Company Guaranty (v) amend, modify or waive any provision of Section 5.02 hereof; provided that a Defaulting Lender’s vote shall not be required except that (A) such Defaulting Lender’s Bridge Commitment may not be increased or extended without its consent and (B) the principal amount of, or interest or fees payable on, Loans owed to a Defaulting Lender may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent. Notwithstanding anything in this Section 12.05 to the contrary, no amendment, waiver or consent shall be made (x) with respect to Section 11 without the consent of the Administrative Agent or (y) with respect to Section 2.10 hereto without the consent of the Administrative Agent.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Parent, may amend, modify or supplement any Basic Document without the consent of any Lender or the Majority Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Basic Document.

12.06.     Successors and Assigns.

(a)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that the Parent may not assign its rights or obligations hereunder without the prior written consent of all of the Lenders.

(b)           Each Lender may assign all or a portion of its rights and obligations under this Agreement with respect to the Bridge Commitments and Loans (x) to any other Lender, to any affiliate of a Lender or to any entity (an “Approved Fund”) (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender, an affiliate of such Lender or an entity or an affiliate of an entity that administers or manages a Lender, or (y) with the consent of the Administrative Agent and of the Parent (provided that the consent of the Parent shall not, except as otherwise separately agreed prior to the date hereof, in writing, by the Borrower and the Initial Lenders, be required if an Event of Default has occurred or is continuing, and provided further that the Parent shall be deemed to have consented to any assignment to the extent that it has not indicated otherwise to the Administrative Agent within five Business Days of written notice thereof), to any bank or financial institution, which consents shall not be unreasonably withheld or delayed, provided that any such partial assignment shall not, unless the Parent and the Administrative Agent otherwise agree (provided that the consent of the Parent shall not, except as otherwise separately agreed prior to the date hereof, in writing, by the Borrower and the Initial Lenders, be required if an Event of Default has occurred or is continuing, and provided further that the Parent shall be deemed to have consented to any assignment to the extent that it has not indicated otherwise to the Administrative Agent within five Business Days of written notice thereof), be less than $1,000,000, or if the remainder of the Lender’s Bridge Commitment or Loans is less than

$1,000,000, such lesser amount. Upon execution and delivery to the Administrative Agent of an Assignment and Assumption substantially in the form of Exhibit D hereto by the assignor and the assignee together with payment by such assignee to the Administrative Agent of a processing fee of $3,500, such assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would have if it were a Lender hereunder and the assignor shall be, to the extent of such assignment (unless otherwise provided therein), released from its obligations under this Agreement.

(c)           Each Lender may (without the consent of any other party to this Agreement) sell participations in all or any part of any Loan or Loans or any Bridge Commitment made by it to another bank or other entity, in which event the participant shall not have any rights under this Agreement (except as provided in the next succeeding sentence hereof) (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto, which agreement shall not give the participant the right to consent to any modification, amendment or waiver other than one described in clause (i), (ii) or (v) of Section 12.05 hereof); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Parent, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  The Parent agrees that each participant shall be entitled to the benefits of Sections 5.08, 6.01, 6.05 and 6.06 of this Agreement (subject to the requirements and limitations therein, including the requirements under Section 5.08(f) of this Agreement (it being understood that the documentation required under Section 5.08(f) hereof shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such participant (A) agrees to be subject to the provisions of Sections 6.07 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.08, 6.01 and 6.06 of this Agreement, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Parent’s request and expense, to use reasonable efforts to cooperate with the Parent to effectuate the provisions of Section 6.07(b) hereof with respect to any participant.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 12.17 hereof as though it were a Lender; provided that such Participant agrees to be subject to Section 5.07 hereof as though it were a Lender.   Each Lender may furnish any information concerning the Parent and its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) which have agreed in writing to be bound by the provisions of Section 12.07 hereof. The Administrative Agent and the Parent may, for all purposes of this Agreement, treat any Lender as the holder of any Note drawn to its order (and owner of the Loans evidenced thereby) until written notice of assignment, participation or other transfer shall have been received by them from such Lender.  No assignment may be made or participation sold to (x) the Parent or any of its Subsidiaries or (y) a natural Person (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person).

(d)           In addition to the assignments and participations permitted in the foregoing provisions of this Section 12.06, any Lender may (without notice to Parent, the Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Notes (i) to secure obligations of such Lender, including to any Federal Reserve Bank or other central bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank or any other central bank, and (ii) with respect to any Lender which is a fund, to its trustee or creditors in support of its obligations to its trustee or creditors, and such Loans and Notes shall be fully transferable as provided therein. No such assignment pursuant to the preceding sentence shall release the assigning Lender from its obligations hereunder.

(e)           The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Parent, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Bridge Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Parent, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Parent, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Bridge Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Bridge Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, the Parent and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

12.07.     Confidentiality.  Each Lender agrees to exercise all reasonable efforts to keep any information delivered or made available by or on behalf of the Parent to it which has not been publicly disclosed confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) to the officers, directors, employees, agents, attorneys and accountants of such Lender or its affiliates who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender, the Parent, any Subsidiary Guarantor or their respective affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Lender’s legal counsel and independent auditors, (viii) to any actual or proposed participant or assignee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 12.07, (ix) to the extent such information becomes publicly available other than by reason of disclosure by the Administrative Agent, any Lender or their respective affiliates in breach of this Agreement and (x) to data service providers, including league table provides, that serve the lending industry (to the extent that such information is of the type routinely provided by arrangers to such data service providers); provided, that in the case of information received from or on behalf of the Parent after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.  For the avoidance of doubt, information relating to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending interest shall be deemed not to be confidential.

12.08.     Survival.  The obligations of the Parent under Sections 6.01, 6.05, 6.06, 12.03 and 12.04 hereof and the obligations of the Lenders under Section 11.05 hereof shall survive the repayment of the Loans and the termination of the Bridge Commitments.

12.09.     Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

12.10.     Counterparts; Integration.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement, together with the schedules and exhibits hereto, constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral and written, relating to the subject matter hereof.

12.11.     GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. EACH OF THE OBLIGORS HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER BASIC DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE OBLIGORS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE OBLIGORS HEREBY AGREES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST ANY OBLIGOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY BASIC DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER BASIC DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) To the extent any Obligor has or hereafter may acquire any immunity from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, to the maximum extent permitted by law, such Obligor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Basic Documents.

12.12.     [Reserved].

12.13.     Designation of Indebtedness.  The indebtedness incurred hereunder constitutes “Senior Debt” under the Senior Subordinated Debt Indentures and the other Senior Subordinated Debt Documents.

12.14.     Acknowledgements.  The Parent hereby acknowledges that (i) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to such Obligor arising out of or in connection with this Agreement or any of the other Basic Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Obligors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor and (ii) the Administrative Agent, each Lender and their respective Affiliates may have economic interests that conflict with those of the Obligors and their stockholders and/or Affiliates.

12.15.     USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) hereby notifies the Parent that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Parent, which information includes the name and address of the Parent and other information that will allow such Lender to identify the Parent in accordance with the Act.  Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligation to ascertain the identity of the Obligors or any authorized signatories of the Obligors on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Obligor or any such authorized signatory in doing so.

12.16.     Release of Guaranties. Notwithstanding anything to the contrary contained herein or in any other Basic Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 12.05 hereof) to take any action requested by the Parent having the effect of releasing any guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Basic Document or that has been consented to in accordance with Section 12.05 hereof and (ii) on the Foreign Subsidiary Holdco Release Date (as defined in the Existing Credit Agreement) for each Foreign Subsidiary Holdco, to release each such Foreign Subsidiary Holdco from the Subsidiary Guaranty.

12.17.     Right to Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or any Affiliate thereof to or for the credit or the account of the Parent or other Obligor against any of and all the obligations of the Parent or Obligor now or hereafter existing under this Agreement or other Basic Document held by such Lender or Affiliate, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender and Affiliate under this Section 12.17 are in addition to other rights and remedies (including other rights of setoff) which such Lender and Affiliate may have.

12.18.     Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.19.     Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

IRON MOUNTAIN INCORPORATED
IRON MOUNTAIN INFORMATION MANAGEMENT, LLC

By	/s/ J.P. Lawrence
Name:	J.P. Lawrence
Title:	Senior Vice President and Treasurer

Address for Notices:
One Federal Street
Boston, MA 02110

[Signature Page to Bridge Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By	/s/ Gene Riego de Dios
Name:	Gene Riego de Dios
Title:	Vice President

Address for Notices:
383 Madison Avenue
New York, NY 20179
Attention: Gene Riego de Dios
Tel No.: 212-270-2348
Fax No.: 212-270-5100

[Signature Page to Bridge Credit Agreement]

JPMORGAN CHASE BANK, N.A.

By	/s/ Gene Riego de Dios
Name:	Gene Riego de Dios
Title:	Vice President

[Signature Page to Bridge Credit Agreement]

Bank of America, N.A.

By	/s/ John F. Lynch
Name:	John F. Lynch
Title:	S.V.P.

[Signature Page to Bridge Credit Agreement]

GOLDMAN SACHS BANK USA

By	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

[Signature Page to Bridge Credit Agreement]

Barclays Bank PLC

By	/s/ Vanessa Kurbatskiy
Name:	Vanessa Kurbatskiy
Title:	Vice President

[Signature Page to Bridge Credit Agreement]

Wells Fargo Bank, N.A.

By	/s/ David Mallett
Name:	David Mallett
Title:	Managing Director

[Signature Page to Bridge Credit Agreement]

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK

By	/s/ Paul A. Brown
Name:	Paul A. Brown
Title:	Managing Director

By	/s/ Brad Matthews
Name:	Brad Matthews
Title:	Director

[Signature Page to Bridge Credit Agreement]

Citizens Bank, N.A.

By	/s/ Cheryl Carangelo
Name:	Cheryl Carangelo
Title:	Managing Director

[Signature Page to Bridge Credit Agreement]

HSBC Bank USA, National Association

By	/s/ Zhiyan Zeng
Name:	Zhiyan Zeng
Title:	Vice President

[Signature Page to Bridge Credit Agreement]

Signed for HSBC Bank Australia Limited

(ABN 48 006 434 162) by its attorney under

power of attorney in the presence of:

Permanent Order Book No. 277 Page 036 Item 010

/s/ Michelle Cheevers	/s/ Brendon Green
Witness Signature	Attorney Signature

Michelle Cheevers	Brendon Green
Print Name	Print Name

[Signature Page to Bridge Credit Agreement]

MORGAN STANLEY BANK, N.A., as Lender

By	/s/ Robbie Pearson
Name:	Robbie Pearson
Title:	Authorized Signatory

[Signature Page to Bridge Credit Agreement]

PNC Bank, National Association

By	/s/ John F. Broeren
Name:	John F. Broeren
Title:	Senior Vice President

[Signature Page to Bridge Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ George Stoecklein
Name:	George Stoecklein
Title:	Director

[Signature Page to Bridge Credit Agreement]

SunTrust Bank

By	/s/ Sheryl Squires Kerley
Name:	Sheryl Squires Kerley
Title:	Vice President

[Signature Page to Bridge Credit Agreement]